EXHIBIT 10.6

FACILITY MANAGEMENT AGREEMENT

FOR THE WESTIN INNISBROOK GOLF RESORT

THIS FACILITY MANAGEMENT AGREEMENT FOR THE WESTIN INNISBROOK GOLF RESORT (this “Golf Agreement”) is entered into and effective as of July 15, 2004 (the “Effective Date”), by and among (i) WESTIN MANAGEMENT COMPANY SOUTH, a Delaware corporation (“Hotel Manager”), (ii) TROON GOLF L.L.C., a Delaware limited liability company (“Golf Manager”) (each, a “Party” and together, the “Parties”), and (iii) for the limited purposes described below, GTA-IB, LLC, a Florida limited liability company (“Owner”).

THE PARTIES ENTER THIS GOLF AGREEMENT on the basis of the following facts, understandings and intentions:

A.                                   Golf Manager is knowledgeable and experienced in managing first-class, championship golf facilities, including golf course operations, and has adequate time, energy, resources and qualified personnel in order to perform and complete its obligations under this Golf Agreement.

B.                                     Hotel Manager and Owner are parties to a management agreement dated as of the Effective Date (as such agreement may from time to time be amended in a written agreement between Hotel Manager and Owner, the “Resort Management Agreement”), pursuant to which Hotel Manager manages that certain first-class resort property located in Tarpon Springs, Florida, commonly known as “The Westin Innisbrook Golf Resort” (the “Resort”), and operates the Golf Facilities (as defined below) located at the Resort.  A copy of the Resort Management Agreement is attached hereto as Exhibit A.

C.                                     As of the Effective Date, the Resort’s golf facilities consist of the following components: (i) 72 holes of championship golf (the “Golf Course”); (ii) two (2) practice ranges; (iii) three (3) clubhouses and pro shops (including retail sales items), office space, locker room, cart storage and bag storage (but excluding food and beverage operations which will be managed by Hotel Manager); and (iv) various buildings and related facilities used for storage of golf course maintenance equipment, golf carts, and other golf course-related supplies, all as generally shown on Exhibit B attached hereto (collectively, the “Golf Facilities”).

D.                                    Pursuant to the Resort Management Agreement, Hotel Manager operates the Resort, including the Golf Facilities, at a first-class standard and in accordance with the standards set forth in the Resort Management Agreement (collectively, the “Resort Standard,” a copy of which is attached hereto as Exhibit C (the capitalized terms used but not defined therein shall have the meaning ascribed to such terms in the Resort Management Agreement)).

E.                                      Subject to Owner’s approval (as evidenced by the Owner Consent and Agreement to Certain Provisions attached hereto), Hotel Manager desires to engage Golf Manager on behalf of Owner to operate the Golf Facilities (subject to Article 3.01 herein), and Golf Manager has agreed to operate the Golf Facilities (subject to Article 3.01 herein), in accordance with the Resort Standard and the terms of the Resort Management Agreement  (provided that Golf

Manager and Owner are apprised and approve, in writing, such standards and terms (collectively, the “Golf Course Standard”)), and in accordance with the terms, provisions and limitations set forth in this Golf Agreement, including, without limitation, the Golf Facilities Annual Plan (as defined below), which Golf Facilities Annual Plan shall be subject to the prior written approval of Hotel Manager and Owner.

F.                                      Golf Manager acknowledges that to operate the Golf Facilities properly as an integral component of the Resort it must adhere to the Golf Course Standard, including, without limitation, balancing the respective interests of the Resort’s overnight guests, patrons, and invitees (the “Resort Guests”) and, as permitted, the general public allowed to use the Golf Facilities and other Resort facilities, in accordance with the Resort Management Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, and for good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
INTERPRETATION, CONSTRUCTION AND DEFINITIONS

1.01                        Interpretation.

(a)                                  The foregoing Recitals A through F, inclusive, are hereby incorporated in and made a part of this Golf Agreement.

(b)                                 Unless the language specifies or the context implies that a term of this Golf Agreement is a condition, all of the terms of this Golf Agreement shall be deemed and construed to be covenants to be performed by the designated Party.  “Shall” means “covenants to” whenever the context permits.

(c)                                  Unless expressly stated otherwise in this Golf Agreement, whenever a matter is submitted to a Party for approval or consent pursuant to the terms of this Golf Agreement, that Party has a duty to act reasonably in rendering a decision on the matter, which shall include not unreasonably withholding, delaying, or conditioning its approval.

(d)                                 “According to law” means in strict compliance with applicable statutes, ordinances, and regulations of any governmental authority having jurisdiction.

(e)                                  All exhibits attached hereto and/or referred to herein are incorporated into this Golf Agreement as if set forth fully in this Golf Agreement.

1.02                        Construction.  The use of the terms “including”, “include”, and “includes” followed by one or more examples is intended to be illustrative and shall not be deemed or construed to limit the scope of the classification or category to just the examples listed.

1.03                        Definitions.  Capitalized terms used in this Golf Agreement are defined as follows:

Definition	Recital or Article

Affiliated Facilities	Article 4.01(w)
Affiliation Marks	Article 13.01(b)
Base Management Fee	Article 7.01
Centralized Services	Article 4.01(w)
Centralized Services Fee	Article 4.01(w)
Claims	Article 5.01(a)
Cross Marketing Program	Article 14.01
Director – Golf Operations	Article 4.01(b)
Effective Date	Introductory Paragraph
Events of Default	Article 9.01
Executive Employees	Article 4.01(b)
GAAP	Article 7.04(a)
Golf Agreement	Introductory Paragraph
Golf Course	Recital C
Golf Course Standard	Recital E
Golf Facilities	Recital C
Golf Facilities Annual Plan	Article 4.01(g)
Golf Facilities Employees	Article 4.01(b)
Golf Operating Revenue	Article 7.04(a)
Golf Facilities Parties	Article 5.01(b)
Golf Manager	Introductory Paragraph
Hotel and Owner Parties	Article 5.01(a)
Hotel Manager	Introductory Paragraph
Key Employees	Article 12.01(a)
Lease	Article 8.03
Monthly Operating Report	Article 4.01(u)
National Marketing Services	Article 4.01(y)
National Marketing Services Fee	Article 4.01(y)
On-Course Food and Beverage Operations	Article 4.01(t)
Operating Expenses	Article 7.04(b)
Operating Plan and Budget	Article 4.01(g)
Owner	Introductory Paragraph
Party or Parties	Introductory Paragraph
Proposed Golf Facilities Annual Plan	Article 4.01(g)
Purchasing Policy	Article 4.01(d)
Repairs	Article 4.01(p)
Resort	Recital B

Resort Guests	Recital F
Resort Management Agreement	Recital B
Resort Standard	Recital D
Revenue Management Policy	Article 4.01(c)(i)
Sheraton Marks	Article 13.01(b)
Starwood Marks	Article 13.01(b)
Supplemental Fee	Article 7.01
Taking	Article 10.02
Term	Article 8.01
Termination Fee	Article 8.02
Troon Marks	Article 13.02(b)(i)
USGA	Article 4.01(i)
Westin Marks	Article 13.01(b)

Exhibits:

Resort Management Agreement – Exhibit A

Golf Facilities – Exhibit B

Specific Resort Standard Requirements – Exhibit C

Management of Hourly Employees – Exhibit D

Revenue Management Policy – Exhibit E

Purchasing Policy – Exhibit F

Specimen Golf Facilities Annual Plan – Exhibit G

Golf Manager’s Benefit Policies – Exhibit H

Starwood Marks – Exhibit I

Westin Marks – Exhibit J

Current Location Troon Institute – Exhibit K

Relocation Area Troon Institute – Exhibit L

Form of Subordination, Non-Disturbance and Attornment Agreement – Exhibit M

Section 3.5.4 of Resort Management Agreement – Exhibit N

ARTICLE II
REPRESENTATIONS AND WARRANTIES

2.01                        Representations and Warranties of Hotel Manager.  Hotel Manager represents and warrants to Golf Manager and Owner that as of the Effective Date:

(a)                                  Hotel Manager is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business as a corporation in Florida.

(b)                                 Hotel Manager has full power, authority and legal right to execute, perform and timely observe all of the provisions of this Golf Agreement.  Hotel Manager’s execution, delivery and performance of this Golf Agreement have been duly authorized.

(c)                                  This Golf Agreement constitutes a valid and binding obligation of Hotel Manager and does not and will not constitute a material breach of or material default under the charter documents or bylaws of Hotel Manager or the terms, conditions or provisions of any law, order, rule, regulation, judgment decree, agreement, or instrument to which Hotel Manager is a party or by which it or any of its assets is bound or affected.

(d)                                 To Hotel Manager’s knowledge, Hotel Manager has all licenses and permits that are necessary or required by law to perform its duties and obligations under this Golf Agreement.

(e)                                  During the term of this Golf Agreement, Hotel Manager shall, at its own expense, obtain and keep in full force and effect its existence as a corporation and the rights required for it to observe and comply with all of the terms and conditions of this Golf Agreement.

2.02                        Representations and Warranties of Golf Manager.  Golf Manager represents and warrants to Hotel Manager and Owner as follows as of the Effective Date:

(a)                                  Golf Manager is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business as a foreign limited liability company in Florida.

(b)                                 Golf Manager has full power, authority and legal right to execute, perform and timely observe all of the provisions of this Golf Agreement.  Golf Manager’s execution, delivery and performance of this Golf Agreement have been duly authorized.

(c)                                  This Golf Agreement constitutes a valid and binding obligation of Golf Manager and does not and will not constitute a material breach of or material default under the charter documents or bylaws of Golf Manager or the terms, conditions or provisions of any law, order, rule, regulation, judgment decree, agreement or instrument to which Golf Manager is a party or by which it or any of its assets is bound or affected.

(d)                                 Golf Manager has all licenses and permits that are necessary or required by law to perform its duties and obligations under this Golf Agreement.

(e)                                  During the term of this Golf Agreement, Golf Manager shall, at its own expense, obtain and keep in full force and effect its existence as a limited liability company and the rights required for it to observe and comply with all of the terms and conditions of this Golf Agreement.

2.03                        Representations and Warranties of Hotel Manager and Golf Manager.  Hotel Manager and Golf Manager each represent and warrant to the other and to Owner as follows:

(a)                                  Neither execution and delivery of this Golf Agreement nor performance by it of the transactions contemplated hereby nor compliance by it with any provision hereof shall conflict with or violate or constitute a default under or a breach of (i) its articles of incorporation (or equivalent), by-laws or other organizational documents, (ii) any provision of any written contract, lease, mortgage, indenture, agreement or other instrument or obligation to which it is a party or by which it or any of its properties or assets are bound, the violation of which would adversely affect in any material respect the transactions contemplated hereby, (iii) any provision of applicable law the violation of which would adversely affect in any material respect the transactions contemplated hereby, or (iv) any judgment, decree, writ, injunction or order of any court or administrative or governmental authority or any arbitration board to which it is a party or by which it or any of its properties or assets are bound, the violation of which would adversely affect in any material respect the transactions contemplated hereby.

(b)                                 Except as contemplated by this Golf Agreement, no consent or approval by, nor notification of or filing with, any person or entity (governmental or otherwise) is required in connection with the execution and delivery by it of this Golf Agreement or the performance by it of the transactions contemplated hereby.

ARTICLE III
APPOINTMENT OF GOLF MANAGER; AUTHORITY & CONTROLS

3.01                        Appointment of Golf Manager; Limitation of Hotel Manager’s Responsibility.  With the consent of Owner, Hotel Manager hereby appoints Golf Manager as its exclusive manager and limited agent (and limited subagent of Owner)  to supervise, direct, and control the management, operation, and promotion of the Golf Facilities pursuant to the terms and conditions of, and as set forth in, this Golf Agreement, and Golf Manager hereby accepts the relationship of trust and confidence included in the appointment and agrees to perform its duties in accordance with, and subject to, the provisions of this Golf Agreement.  This appointment is effective as of the Effective Date.  Everything undertaken or done by Golf Manager under this Golf Agreement shall be done as an independent contractor under Hotel Manager and not as an employee or partner of Hotel Manager or Owner.  Golf Manager acknowledges and agrees that the scope of Golf Manager’s agency and subagency shall be strictly limited to the authority granted to Golf Manager under the express terms of this Golf Agreement.  Except for the limited matters specifically set forth herein, nothing contained in this Golf Agreement shall be deemed or construed as an appointment by Owner of any party hereto as Owner’s agent.  As an integral part of the Resort, the Golf Facilities shall be managed and operated by Golf Manager to promote the Resort’s overall best interests as determined by Hotel Manager (subject to the provisions set forth in the Resort Management Agreement).  Notwithstanding anything to the contrary in this Golf Agreement, Hotel Manager shall have no personal (corporate) liability for the payment of any Resort or Golf Facilities expenses, or for the payment of any fees, costs and other amounts due Golf Manager hereunder (excepting to the extent Golf Manager’s fees are a part of Hotel Manager’s fees and Hotel Manager actually receives payment of the corresponding fee due Hotel Manager), and Owner is solely responsible therefor.  All references herein to “Hotel Manager shall pay” expenses or fees, or similar words or expressions, shall be expressly deemed modified by this limitation for all purposes, to avoid repeating this limitation throughout the document.

3.02                        Authority and Controls.

(a)                                  Golf Manager shall have no authority to execute any contract or incur any liability on behalf of Hotel Manager or Owner or the Resort unless specifically authorized in the Purchasing Policy (described in Article 4.01(d) below) or the approved Golf Facilities Annual Plan or unless specifically approved in writing by Hotel Manager (in accordance with the provisions set forth in the Resort Management Agreement).  Except as specifically stated in the Purchasing Policy, Hotel Manager shall sign all contracts for services and all documents establishing any liability with respect to any work performed in connection with the Golf Facilities.  Golf Manager’s authority to act for or bind Hotel Manager or Owner is expressly limited to the authority set forth in this Golf Agreement.  Golf Manager shall not be required to make any advance or payment to or for the account of Hotel Manager or Owner, or the Golf Facilities, and Golf Manager shall not be obligated to incur any liability or obligation for Hotel Manager’s or Owner’s account, or the Golf Facilities’ account, without assurances that Owner shall provide all necessary funds for the discharge thereof.

(b)                                 Golf Manager shall deposit all revenues from the operation of the Golf Facilities with the Resort cashier in accordance with the Revenue Management Policy described in Article 4.01(c).

(c)                                  Subject to the third paragraph of Article 4.01(g) below, Golf Manager shall have no authority to and shall not do anything, take any actions or incur any obligations that would violate or contravene and extend beyond the Golf Facilities Annual Plan, without obtaining Hotel Manager’s and Owner’s prior written consent.  If Golf Manager is unable to perform any of its obligations under this Golf Agreement because of the failure on the part of Hotel Manager or Owner to provide the funds in accordance with the terms of this Golf Agreement, then, to the extent that such failure to perform is a result of the Hotel Manager’s failure to provide funds, such failure of performance on the part of Golf Manager shall not be deemed a default on the part of Golf Manager and shall not give rise to any right to termination, damages or any other remedy against Golf Manager, provided that Golf Manager provides prompt written notice thereof to Hotel Manager and Owner.

(d)                                 The Parties hereto agree that this Golf Agreement and all rights, powers and actions of Golf Manager under and pursuant to this Golf Agreement are expressly subject to the Resort Management Agreement, provided Golf Manager is provided a copy thereof.  Golf Manager acknowledges having received and thoroughly reviewed the Resort Management Agreement as it relates, or may relate, to Golf Manager or Golf Manager’s duties or performance under this Golf Agreement, and in the event of any conflict between the Resort Management Agreement and this Golf Agreement, the Resort Management Agreement shall control.  Within five (5) days of execution of any amendment or supplement to the Resort Management Agreement (which Hotel Manager and Owner have approved in writing), Hotel Manager shall provide a complete copy thereof to Golf Manager; provided, however, Owner and Hotel Manager hereby agree that the performance termination right set forth in Article 4.3 of the Resort Management Agreement shall not be amended without the prior written consent of Golf Manager, which consent shall not be unreasonably withheld or delayed by Golf Manager.  Any amendment in violation of the preceding sentence shall be null and void as it may pertain to Golf Manager.  Golf Manager will maintain the strict confidentiality of the Resort Management Agreement Article 16.01(o) below.

ARTICLE IV
OPERATIONAL DUTIES OF GOLF MANAGER

4.01                        Golf Manager’s Operational Duties.  Except as specifically identified in this Golf Agreement as being the responsibility of Golf Manager, Hotel Manager shall be responsible for all Resort operations, including, without limitation, all Resort food and beverage operations other than the On-Course Food and Beverage Operations (as defined in Article 4.01(t) below).  Golf Manager shall perform all duties necessary to operate, maintain and manage the Golf Facilities at the Resort in accordance with the Golf Course Standard and for the overall best interests of the Resort, each of which shall be an expense of the Resort and provided for in the Golf Facilities Annual Plan (as the same may be amended from time to time upon Owner’s prior written approval thereof).  Such duties shall include, but shall not be limited to:

(a)                                  General.  Golf Manager shall supervise and administer daily operations and act as general manager for all functions relating to or in connection with the Golf Facilities, such as the operation and promotion of the Golf Facilities, including the golf course, golf bag storage facilities, golf shop sales and services, cart rentals, locker room, golf course maintenance, but specifically excluding (i) any general Resort security services to be provided by Hotel Manager (however, Hotel Manager does not make any representations to Golf Manager concerning whether any particular security services will be provided, or the nature or extent thereof), (ii) accounting services, and (iii) personnel training provided by Hotel Manager to Golf Facilities Employees under Article 4.01(b)(iii).  The services described in clauses (i) through (iii) hereof shall be provided by Hotel Manager with respect to the Resort and Golf Facilities as a whole.  The cost of such services shall be operating expenses of the Resort and shall be equitably allocated in writing by Hotel Manager between those portions of the Resort covered by this Golf Agreement (which portion shall be Operating Expenses) and those not so covered, as further provided in Article 7.04(c).

(b)                                 Employees.  Subject to the following requirements of this Article 4.01(b), the approved Golf Facilities Annual Plan and all limitations in this Golf Agreement, Golf Manager shall hire, train (except as provided in Article 4.01(b)(iii)), discipline, supervise, compensate (subject to Hotel Manager’s written approval thereof in accordance with the provisions of the Resort Management Agreement and the provisions of Section 4.01(g) hereof), promote, direct and terminate all employees, including an individual to act as the manager of the Golf Facilities (the “Director – Golf Operations”), necessary or advisable for the operation of the Golf Facilities in accordance with Article 4.  The identity of the Director – Golf Operations shall be subject to the prior approval of Hotel Manager and Owner.  All employees at the Golf Facilities (collectively, the “Golf Facilities Employees”) shall be employed by Owner or an Affiliate of Owner, provided that Golf Manager shall be the employer of certain key personnel (including the Director – Golf Operations, senior golf professional, and the golf superintendent (collectively, the “Executive Employees”)); provided, further, that if Golf Manager does not elect to employ such Executive Employees (and provides prior written notice thereof to Owner and Hotel Manager), Owner may elect, in Owner’s sole discretion, to employ such Executive Employees directly.  All employees at the Golf Facilities, other than the Executive Employees will be under the direction of, and supervised by, the Executive Employees for all operational purposes under this Golf Agreement, subject to the limitations and requirements set forth herein, including on Exhibit D attached hereto.  The Executive Employees will be under the direction of, and shall report to, the general manager of the Resort; provided, however, that the Golf Manager shall concurrently provide to Owner copies of any written reports Golf Manager provides to Hotel Manager from time to time and any other material verbal reports Golf Manager provides to Hotel Manager from time to time; and provided, further, Owner shall have access to all of Golf Manager’s and Hotel Manager’s records regarding the subject of this Golf Agreement during regular business hours upon prior notice to Golf Manager or Hotel Manager, as applicable.

(i)                                     All costs associated with the employment of the Golf Facilities Employees (including salaries, fringe benefits, bonuses, relocation costs, employment related legal costs and costs incurred in connection with governmental laws and regulations and insurance rules, but not penalties and interest arising from a failure to pay the same where such expenses have been approved) shall be an expense of the Golf Facilities, and shall be payable from revenue of the Golf Facilities or reimbursed by Owner to Golf Manager, in all cases pursuant to the Golf Facilities Annual Plan (as defined below) approved by Hotel Manager and Owner.  To the extent benefit costs were paid by Hotel Manager for Owner and the Resort, benefit plan forfeitures of non-vested employees shall be credited back to Owner and the Resort, resulting in a credit against Operating Expenses, consistent with applicable law.

(ii)                                  All direct expenses of the Golf Facilities Employees shall also be expenses reimbursable to Golf Manager to the extent such expenses are contained in the Golf Facilities Annual Plan approved by the Hotel Manager and Owner.  Such direct expenses shall include to the extent set forth in the Golf Facilities Annual Plan the following: continuing education seminars; out-of-pocket travel expenses to and from the Golf Facilities for Golf Manager’s home office employees who directly advise Golf Manager on the operation of the Golf Facilities; and expenses for promotion of the Golf Facilities.  To the extent that any Golf Facilities Employees are not employed or engaged exclusively at the Golf Facility, the expenses of such Golf Facilities Employees that are reimbursable to the Golf Manager under this Golf Agreement shall be reduced in proportion to the amount of time such Golf Facilities Employees are employed or engaged other than with respect to the Golf Facility.

(iii)                               Golf Manager shall at all times abide by all local, state and federal employment laws and regulations (including, without limitation, worker’s compensation, social security, unemployment insurance, legal status, hours of labor, wages, working conditions, and employment nondiscrimination) and ensure that all Golf Facilities Employees are properly trained and licensed, as necessary, for the responsibilities assigned to and performed by them, including the use of pesticides, herbicides and other chemicals.  All Golf Facilities Employees who may have interaction with Resort Guests shall be provided general guest service training consistent with Hotel Manager’s guest service training generally as described in Article 4.01(a) above along with any employee training provided by Golf Manager and Hotel Manager shall determine whether such persons meet the applicable standards.  Golf Manager and Hotel Manager shall identify Golf Facilities Employees for whom sales and marketing training is appropriate and shall provide such training consistent with Hotel Manager’s sales and marketing training generally as described in Article 4.01(a) above.  Such general guest training and sales and marketing training shall be provided to Golf Facilities Employees on substantially the same terms as Hotel Manager provides such programs to its employees.

(iv)                              Subject to the terms of this Article 4.01(b) and Exhibit D, Golf Manager shall establish the terms of compensation, benefits, human resources policies and procedures (including, without limitation drug testing policies and procedures to the extent deemed necessary or advisable by any one of Golf Manager, Hotel Manager or Owner), and performance standards for Golf Facilities Employees and directly control and supervise the time and manner of work performed by Golf Facilities Employees, subject to the following provisions.  Golf Manager shall be responsible for, and use commercially reasonable efforts to hire only, capable and qualified personnel with appropriate experience and no criminal records or other problems in their employment history, and shall require, to the extent deemed necessary or advisable by any one of Golf Manager, Hotel Manager or Owner, all Golf Facilities Employees submit to and pass mandatory drug testing, and to adhere to the standards of conduct, grooming, quality and service consistent with those established for Hotel Manager’s employees.  Golf Manager shall remove from employment at the Resort any Golf Facilities Employee against whom Hotel Manager or Owner reasonably objects.  With respect to the Executive Employees, Golf Manager shall pay salaries and make available bonuses on a discretionary basis only.  Golf Manager may establish its own reasonable methods of establishing eligibility for and payment of discretionary bonuses, but the criteria to earn bonuses and the available amounts thereof may not be less favorable than the policies in effect immediately prior to the date hereof; the foregoing shall be subject to the prior written approval of Hotel Manager and Owner.

(v)                                 Unless expressly consented to in writing in advance by Owner and Hotel Manager, all Golf Facilities Employees shall be employed exclusively with respect to the Resort.

(vi)                              Owner and Hotel Manager reserve the right to interview and approve the selection of the Executive Employees.  Golf Manager shall propose to Owner and Hotel Manager any replacement for any such position and, thereafter, shall seek the appropriate approvals for any such person.  When Golf Manager wishes or is required to propose the appointment of a person to fill any such position, Golf Manager shall submit such proposal with a written summary of such individual’s professional experience and qualifications and Golf Manager’s reasons for recommending the appointment of such individual to this position, and shall offer Hotel Manager and Owner the opportunity to interview such individual at the Golf Facilities or another mutually acceptable location and to disapprove such person.  Owner and Hotel Manager will forego their right to interview any such individual if Owner or Hotel Manager (as the case may be) is unwilling or unable to arrange for an authorized representative to participate in the interview within seven (7) business days following Golf Manager’s offer.  If such person is otherwise qualified based on Golf Manager’s review, Owner and Hotel Manager shall not have standing to disapprove the appointment of any such individual unless Owner or Hotel Manager, as the case may be, delivers notice of its disapproval of such appointment within ten (10) business days after Owner’s and Hotel Manager’s receipt of the aforementioned written summary and offer to interview.  Owner or Hotel Manager may disapprove any individual proposed by Golf Manager for any reason or for no reason whatsoever, in Owner’s or Hotel Manager’s sole and absolute discretion, as the case may be, and whether or not the Owner or Hotel Manager conducted or failed to conduct an interview of such candidate; provided, however, if Owner or Hotel Manager disapprove three (3) consecutive qualified candidates for a single particular Executive Employee position (who have relevant and reputable industry experience for such Executive Employee position) within any twelve (12) month period, then

(and only then) shall Golf Manager shall have the right to appoint a qualified person to such particular Executive Employee position within ten (10) days after Golf Manager complies with all of the other aforesaid conditions.  Nothing contained in this Article 4.01(b)(v) shall be deemed to require Hotel Manager’s or Owner’s consent to Golf Manager’s termination of the employment of any Golf Facilities Employee, including those subject to this paragraph.

Golf Manager agrees to use reasonable efforts to ensure that any individual selected by Golf Manager (and approved by Hotel Manager and Owner) as an Executive Employee is prepared to remain employed at the Resort for a period of at least twenty-four (24) months from the date of such individual’s appointment to such position.  Moreover, Golf Manager agrees that it shall not, without the written consent of Hotel Manager and Owner, propose a transfer to, solicit the transfer of, terminate and re-hire, terminate and permit an Affiliate to rehire, or permit a transfer of any individual in an Executive Employee position for a period of twenty-four (24) months from the Effective Date.  The foregoing restrictions shall not apply to prohibit Golf Manager from approving a transfer requested by an Executive Employee primarily for family or other personal reasons (as distinct from Golf Manager’s approval of a transfer requested by an employee primarily for career-motivated reasons); provided, however, Owner expects this exception to be used on a limited basis only.  Further, Golf Manager shall not solicit for employment or permit any of its Affiliates to solicit for employment any employee of Owner or Hotel Manager at the Resort.  For purposes of this Article 4.01(b), the term “Affiliate” as it relates to Golf Manager shall mean Troon Golf, L.L.C. (“Troon Golf”), and any entity which Troon Golf controls.  In no event shall Putnam Golf, L.L.C., Putnam Golf II, L.L.C., Whitehall Street Real Estate Limited Partnership XI, a Delaware limited partnership, or WXI/TRO, L.L.C., a Delaware limited liability company, or any of their respective affiliates be considered an Affiliate of Troon.

(c)                                  Revenue and Expenses of Golf Facilities

(i)                                     Golf Manager shall comply with the policies and procedures for control of and accounting for all cash receipts and other revenue related to operation of the Golf Facilities as provided in the attached Exhibit E (hereinafter referred to as “Revenue Management Policy”) and as such policies and procedures may be amended from time to time by Hotel Manager for the Resort and Golf Facilities as a whole.  Any amendment to the Revenue Management Policy shall be provided to Golf Manager and Owner on a prompt and timely basis.

(ii)                                  As stated in the Revenue Management Policy, on behalf of Owner, Hotel Manager shall pay, from Resort revenues, all expenses relating to ownership and operation of the Golf Facilities which have been incurred pursuant to the Golf Facilities Annual Plan approved by the Hotel Manager and Owner.  Hotel Manager will not pay (nor will Golf Manager be entitled to reimbursement for) general expenses for or on the account of Golf Manager not directly related to operation of the Golf Facilities, such as for the maintenance of Golf Manager’s business, general corporate licenses for the Golf Manager, meals for Golf Facilities Employees (as defined in Article 4.01(b)(i) above), travel to and from the Resort by Golf Manager’s corporate personnel (except as provided in the approved Golf Facilities Annual Plan or Article 4.01(w)), and insurance (except that insurance required under Article 6.02(b) – (d)).  The amounts to be paid by Hotel Manager on behalf of Owner shall include the charges of Golf Manager for Centralized Services of Golf Manager under Article 4.01(w) below and National

Marketing Services under Article 4.01(y) below and any other charges or expenses incurred by Golf Manager included in the then applicable approved Golf Facilities Annual Plan, but shall exclude any other home office, regional office or other offsite charges, expenses or costs of any kind or nature incurred or sustained by Golf Manager (except as otherwise provided in the approved Golf Facilities Annual Plan or Article 4.01(w)) and Golf Manager shall not be entitled to reimbursement therefor.  To facilitate the timely and orderly payment of expenses, Golf Manager will (a) deliver all invoices or bills received by Golf Manager to Hotel Manager in the manner reasonably specified by Hotel Manager and (b) either approve and recommend payment of all invoices and bills related to the Golf Facilities and code them for purposes of comparison to the Golf Facilities Annual Plan, or state the basis for Golf Manager’s objections thereto and recommendations concerning the same, with all such actions to occur in a reasonable timeframe specified by Hotel Manager to accommodate its processing requirements.

In addition, commencing on the Effective Date and continuing throughout the remainder of the Term, Hotel Manager shall deposit, or shall request that Owner deposit, into Golf Manager’s separate payroll account (which Golf Manager represents and warrants shall be solely used for approved payroll expenses), at least two (2) days before a payroll is to be paid by Golf Manager for Golf Manager’s Employees for the Golf Facilities, an amount equal to such payroll as set forth in a detailed payroll request certified by Golf Manager as being correct and in compliance with the Golf Facilities Annual Plan, provided such certified payroll request is delivered to Hotel Manager at least ten (10) days before the payroll is to be paid.  In addition, Hotel Manager or Owner shall deposit in the same manner and subject to the same requirements the benefits costs incurred by Golf Manager for the Golf Facilities Employees at the Golf Facilities, less any forfeitures described in Article 4.01(b)(i).

(d)                                 Purchasing Policy.  Golf Manager shall comply with the policies and procedures for purchasing of merchandise for the Golf Facilities, including controls and reports, as provided in the “Purchasing Policy” attached hereto as Exhibit F, and as such policies and procedures may be amended from time to time (provided that any such amendment is provided to Golf Manager and does not materially and adversely affect the ability of Golf Manager to operate the Golf Facilities) by Hotel Manager for the Resort and Golf Facilities as a whole.  Pursuant to the Purchasing Policy, but subject to the Golf Facilities Annual Plan, as an Operating Expense of the Golf Facilities, Golf Manager shall establish and maintain inventory levels and ensure the distribution of first quality merchandise and supplies to assigned departments of the Golf Facilities, including sufficient inventories for retail sale throughout the Golf Facilities and shall prepare and submit to Hotel Manager and Owner (on a basis reasonably determined by Hotel Manager) purchase, sale and use reports concerning inventory, merchandise and supplies.  The Parties agree to develop an inventory of materials, supplies, inventory and equipment to be used or managed by Golf Manager pursuant to this Golf Agreement.  All property purchased with Resort, Owner or Hotel Manager funds shall be property of the Resort, Owner or Hotel Manager, and not Golf Manager.

In the performance of such obligations, Golf Manager may elect to purchase items described therein under vendor contracts negotiated by Golf Manager under its vendor contracts and national purchasing programs, subject to the following provisions.  In respect of purchases made under Golf Manager’s vendor contracts, Hotel Manager and Owner acknowledge that Golf Manager may receive and retain certain payments, rebates or administrative fees from vendors, and that Golf Manager and/or its Affiliates may have investments in such vendors; and, provided, further, any price discounts achieved under such contracts for items purchased for the Golf Facilities shall be passed on to the Golf Facilities.  Upon Hotel Manager’s or Owner’s request, Golf Manager shall disclose in writing to Hotel Manager and/or Owner (as the case may be) in a reasonably detailed writing any applicable arrangements for Golf Manager to receive payments, rebates, concessions or administrative fees.  In any event, Golf Manager shall prepare a quarterly written report for delivery to Hotel Manager and Owner, which report shall fully and fairly disclose all rebates, concessions, and administrative fees Golf Manager (or its Affiliates) may have received (or direct that others should receive) from any vendor relating to purchases made on behalf of the Resort.  Notwithstanding any contrary provisions of this Article 4.01(d), it is the intention of the Parties that the net cost (including, without limitation, rebates, concessions, payment terms, service policies, return policies and the like) of using Golf Manager’s national purchasing program shall not be greater than if a third party purchasing agent or Hotel Manager or Owner purchased the same items.  Accordingly, if Hotel Manager or Owner is able to identify vendors to Golf Manager from which the Golf Facilities can purchase items of the same quality, and same brand (for those items where brand is a differentiating feature), as those available through vendors recommended by Golf Manager, but at lower prices than the prices available through vendors recommended by Golf Manager, at Hotel Manager’s direction, Golf Manager shall purchase the goods and services in question from the vendors identified by Hotel Manager or Owner.  Notwithstanding the foregoing, upon at least thirty (30) days’ prior written notice to Golf Manager, Hotel Manager or Owner shall have the right to opt out of any purchasing program in respect of all purchases or such items as Hotel Manager or Owner may designate in such notice.

(e)                                  Changes in Policies.  Golf Manager shall coordinate with Hotel Manager with respect to any proposed changes to the Purchasing Policy, the Revenue Management Policy and other policies, rules and regulations of the Resort applicable to the Golf Facilities (and promptly disclose the same to Owner in writing) and, in coordination with Hotel Manager, review, re-establish and interpret the same from time to time as is appropriate for operation of the Golf Facilities according to this Golf Agreement.  Hotel Manager and Owner shall have the right to approve in writing all amendments to such policies, rules and regulations proposed by Golf Manager that would have a material effect on golf operations, prior to the issuance or implementation of such amendments.  If a circumstance arises where Golf Manager believes its obligations under this Golf Agreement conflict with the requirements of the Revenue Management Policy, the Purchasing Policy or an express directive from Hotel Manager or Owner, Golf Manager shall promptly notify Hotel Manager and Owner in writing of the conflict and shall follow Hotel Manager’s direction regarding resolution of the conflict, provided that such direction does not materially conflict with the provisions of the Resort Management Agreement or this Golf Agreement relating to compensation and costs and expenses payable and reimbursable to Golf Manager under this Golf Agreement.

(f)                                    Weekly Meetings.  Unless otherwise agreed, the Director - Golf Operations, or his designee, shall hold weekly meetings with Hotel Manager’s general manager (or his designee) and Owner’s designee (if Owner so elects from time to time) to review revenue management and accounts payable as well as to discuss operational issues related to the Golf Facilities (including course maintenance projects with potential impact on Resort operations, such as green and fairway aeration), and shall hold monthly meetings with Hotel Manager’s general manager and Golf Manager’s executive personnel responsible for general supervision of the Golf Facilities.

(g)                                 Preparation and Approval of and Compliance with Golf Facilities Annual Plan.  On or before September 1 of each calendar year, Golf Manager shall prepare and submit to Hotel Manager and Owner for written approval a proposed operating and capital plan and budget (the “Proposed Golf Facilities Annual Plan,” a specimen of which is attached hereto as Exhibit G) of anticipated revenues and expenses and capitalized expenditures for the forthcoming calendar year.  The deadline for Golf Manager’s submission of the Proposed Golf Facilities Annual Plan to Hotel Manager and Owner shall be subject to change from time to time upon at least sixty (60) days prior written notice from Hotel Manager to Golf Manager (provided that no extension of such deadline shall be effective without the prior written approval of Owner).  The Proposed Golf Facilities Annual Plan proposed by Golf Manager each year shall set forth in reasonable detail the assumptions underlying the plan, the projected revenues and expenses on a monthly basis, and a schedule for capital projects and costs, and shall be in a format, form and scope reasonably determined by Hotel Manager (and in satisfaction of any requirements set forth in the Resort Management Agreement).  In addition, the Proposed Golf Facilities Annual Plan shall include any proposed modifications to the published schedule of golf fees (including the greens fees for Resort Guests and/or the general public, shotgun start fees, golf cart rental and use of the driving range) and all fees for other services and activities available at the Golf Facilities (e.g., private lessons, locker space and bag storage).  Hotel Manager and Golf Manager shall cooperate with one another to prepare any additional or special elements of the Golf Facilities Annual Plan as may be required or imposed from time to time by Owner.

Hotel Manager and Owner shall review the Proposed Golf Facilities Annual Plan with Golf Manager prior to the commencement of the forthcoming calendar year and shall provide preliminary approval of or comments to Golf Manager within sixty (60) days of Hotel Manager’s receipt of the Proposed Golf Facilities Annual Plan.  Within ten (10) business days of Golf Manager’s receipt of Hotel Manager’s and Owner’s comments to the Proposed Golf Facilities Annual Plan, if any, Golf Manager shall make appropriate modifications of the Proposed Golf Facilities Annual Plan to comply with such comments provided that would not result in a breach of or express inconsistency with any provision of this Golf Agreement, and resubmit the same to Hotel Manager and Owner for preliminary approval or comments by Hotel Manager and Owner.  This process shall be repeated as necessary until each of Hotel Manager and Owner has finally approved the Proposed Golf Facilities Annual Plan but the Parties will use their best effort to conclude this process not later than January 1 of the year in question.  Golf Manager understands and agrees that the Proposed Golf Facilities Annual Plan, as preliminarily approved by the Hotel Manager and Owner, shall become an element of the Resort’s annual plan and budget, including its Capital Budget submitted by Hotel Manager to Owner for review and final approval (the “Operating Plan and Budget”), which approval may be given after the beginning of the calendar year for which the plan was originally proposed.  Upon final approval of the Proposed Golf Facilities Annual Plan by Hotel Manager and Owner the same shall be the “Golf Facilities Annual Plan” for the year in question.

Hotel Manager and Owner may require modification of the Golf Facilities Annual Plan during the calendar year subject to the Plan to reflect a Resort-wide expense reduction program expressed on a uniform percentage or other uniform basis.  Further, the Parties agree that failure to achieve, during any operating year, the budgeted operating profit of the Golf Facilities, as approved by Hotel Manager and Owner in any Golf Facilities Annual Plan, may result, upon the mutual written agreement of the Parties and Owner or at the joint direction of Hotel Manager and Owner, in cancellation or modification of expense and/or capital projects previously approved in the Golf Facilities Annual Plan.

Golf Manager agrees to use diligent efforts to ensure that the actual costs of maintaining and operating the Golf Facilities shall not exceed the approved Golf Facilities Annual Plan, either in total or in any one category.  Notwithstanding the foregoing, Golf Manager may elect to reapply savings within any particular budget categories of the Golf Facilities Annual Plan to other categories provided that (i) no single reapplication of savings shall exceed the lesser of $50,000 or 10% of the budget category from which savings are realized, (ii) the total of all reapplied savings in any operating year shall not exceed 5% of the total expenses reflected in the applicable Golf Facilities Annual Plan, and (iii) the Hotel Manager’s prior written approval shall in all events be required for expenditures in the capital expenditures budget category that are in excess of the amounts authorized therefore in the most recent Golf Facilities Annual Plan.  Golf Manager agrees to immediately inform Hotel Manager and Owner in writing of any actual or anticipated increase in costs and/or expenses for items that were reflected in such approved budget prior to such expenditure obtain Hotel Manager’s and Owner’s written approval of such change and otherwise comply with Article 3.02(c).

(h)                                 Allocation of Tee Times; Tournaments; Public Play.  Subject to the rights of members, Golf Manager shall schedule golf course usage for Resort Guests, tournament (including, without limitation, members’ tournaments) and permitted outside play to maximize cost effective and profitable operation of the Golf Facilities and the Resort, taking into consideration the priority of Resort Guest use and the overall best interests of the Resort (including its profitability) as determined by Hotel Manager (subject to Hotel Manager’s obligations to Owner under the Resort Management Agreement).  No tournament shall be scheduled without obtaining the prior written approval of Hotel Manager and Owner in each case, in their sole discretion.  Hotel Manager shall provide group coordinators to manage tournaments booked by the Golf Manager and the Hotel Manager.  In order to maximize the potential for booking group (defined as 16 or more players for purposes of this Golf Agreement) business at the Resort, requests for golf bookings and shotgun starts by groups not staying at the Resort (e.g., staying at another hotel and playing golf at the Resort or locally-based groups) shall be confirmed and approved in advance in writing by Hotel Manager.  Approval shall take into consideration whether Hotel Manager is pursuing the group for the same business, and whether Hotel Manager reasonably believes the tee times the group would utilize would be needed for group or other Resort business.  The general manager of the Resort and the Director-Golf Operations shall meet and/or communicate periodically concerning policies and procedures for tee time allocation and booking, always recognizing the need for priority of Resort Guests as determined by Hotel Manager.

(i)                                     Special Functions and Events.  Golf Manager shall coordinate, plan and promote various functions that shall generate operating revenues for and develop a strong community awareness of the Golf Facilities and that are consistent with parameters mutually approved by Golf Manager, Hotel Manager and Owner in the Golf Facilities Annual Plan or that are otherwise specifically approved by each of Hotel Manager, Golf Manager and Owner.  This shall include cooperating with any organization designated by Hotel Manager and Owner for the use of the Golf Facilities for special events, including, without limitation, any one-time, periodic or annual event sponsored by the any reputable golf association.  In connection with any such reputable golf association event, the Golf Manager and the Hotel Manager shall also coordinate and cooperate with any event manager appointed by the such reputable golf association; provided, however, that such cooperation shall not extend beyond the duties and obligations contained in this Agreement without Hotel Manager’s and Owner’s prior written consent in each instance.  Golf Manager shall abide by any and all agreements entered into by Hotel Manager in connection with such special events, including group bookings, subject to Article 7.05 below.

(j)                                     Public Relations.  Golf Manager shall coordinate and communicate with local news media, business firms, hotels, civic organizations and other entities to promote an increased public interest in golf at the Golf Facilities, with expenses, if any, to be subject to the Golf Facilities Annual Plan.  All promotional programs and public relations efforts shall be subject to the prior written approval of Hotel Manager and Owner.

(k)                                  Promotional Materials.  Golf Manager shall supervise the publishing and distribution of informational and promotional literature on the Golf Facilities, which shall be subject to the prior written approval of Hotel Manager and Owner and subject to the Golf Facilities Annual Plan.

(l)                                     Licenses and Permits.  Golf Manager shall, in consultation with Hotel Manager, maintain and acquire, as necessary, in the name of Owner (or Hotel Manager to the extent so required by applicable law), or in such other names as may be required by Owner and permitted by applicable law, all licenses and permits required by law for the operation of the Golf Facilities.

(m)                               Compliance with Laws and Covenants.  In accordance with Article 16.02, Golf Manager shall cause Golf Manager’s performance of its duties hereunder, and the operation of the Golf Facilities generally, to be in compliance with (i) any and all applicable ordinances, laws, codes, rules and regulations, and guidelines of all governmental authorities with jurisdiction over the Golf Facilities, including, but not limited to, the U. S. Environmental Protection Agency, and the applicable state and local departments and divisions, and (ii) any covenants, conditions or restrictions that the Golf Facilities are, or may become, subject (including, without limitation, the terms of any credit facility), so long as Hotel Manager or Owner has provided Golf Manager with notice of any such covenants, conditions or restrictions, and (iii) orders of the local Board of Fire Underwriters or any other body that may have similar functions.  Golf Manager shall give Hotel Manager and Owner prompt written notice of any actual or potential non-compliance with the requirements or standards identified in this Article 4.01(m) of which Golf Manager has actual knowledge.  Golf Manager shall be deemed to have notice of all matters recorded against the title of the Resort, to the extent copies thereof are provided to Golf Manager.

(n)                                 Golf Lessons.  Golf Manager shall offer private and group lessons to patrons of the Golf Facilities at rates approved in writing by Hotel Manager.

(o)                                 Coordinate with Resort Insurance.  Golf Manager shall coordinate with Hotel Manager’s personnel to make additions, changes, and deletions to Hotel Manager’s insurance policies as necessary or desirable in light of the business and operations of the Golf Facilities, and assist as requested with respect to any claims made that affect or relate to the Golf Facilities or the operation thereof.

(p)                                 Repairs.  Subject to complying with the Golf Facilities Annual Plan or obtaining the prior approval from Hotel Manager and Owner (if or to the extent not set forth in the Golf Facilities Annual Plan), and to the limitations in Article 3.02 above, Golf Manager shall at all times make or cause to be made all necessary repairs, alterations, additions, maintenance and improvements (collectively “Repairs”) to the Golf Facilities and supervise the same so that all Repairs are diligently completed in a good and workmanlike manner, purchase all necessary supplies and materials, and do all other things necessary to maintain the Golf Facilities to comply with the Golf Course Standard.  Golf Manager shall use diligent efforts to cause (including the imposition of contractual obligations) ensure that all contractors performing work on the Golf Facilities to maintain insurance consistent with the requirements imposed on other contractors working at the Resort who perform similar services.  Any Repairs shall be the property of Owner and shall remain at the Golf Facilities upon any termination of this Golf Agreement.  The administration (including coordination of payment and pursuit of mechanics’ lien waivers in all instances) of the contracts of such contractors shall be performed by Hotel Manager.  However, Golf Manager shall assist Hotel Manager, as requested, in obtaining all necessary receipts, releases, waivers, discharges and assurances necessary to keep, and shall keep the Golf Facilities free from mechanics’ and materialmen’s liens and other claims and liens, all of which documentation shall be in form and content as reasonably required by Hotel Manager and Owner;  provided, however, in all events the form and documentation thereof shall be in a form, in a content and sufficiently timely to cause all such releases, waivers, discharges, assurances, mechanics’ and materialmen’s liens to be legally effective.

(q)                                 Books and Records.  Golf Manager shall establish and maintain complete and orderly files (in written, electronic and electronically readable form) containing correspondence, maintenance, service contracts, payroll records, receipts, unpaid bills, vouchers and all other documents and papers pertaining to the Golf Facilities and the management and operation thereof, all of which shall be and shall remain the property of Owner, shall be subject to the requirements of Hotel Manager’s and Owner’s records retention policy, and shall be available to Hotel Manager and Owner, and their respective representatives, for inspection, wherever located, at any time during regular business hours.

(r)                                    Inspections and Inspection Reports.  Subject to compliance with the Golf Facilities Annual Plan, Golf Manager shall inspect the Golf Facilities each week (or more often if Hotel Manager so requests or if Golf Manager deems prudent in light of its duties hereunder) during the term of this Golf Agreement and provide to Hotel Manager and Owner a written report in reasonable detail any material issues discovered with respect to the physical condition of the Golf Facilities, such report to be included in the monthly reports provided to Hotel Manager and Owner, or separately reported if in Golf Manager’s reasonable judgment a report is required before the issuance of such monthly reports.

(s)                                  Taxes and Assessments; Condemnation Awards; Litigation.  Golf Manager shall cooperate with and assist Hotel Manager and Hotel Manager’s accountants in preparing and filing (only after review and approval by Hotel Manager, and, if requested by Owner, after review and approval by Owner) on behalf of Hotel Manager or Owner any tax returns (other than income or real estate tax returns) relating to the Golf Facilities; render advice and assistance to Hotel Manager and Owner in the negotiation and prosecution of all claims for the abatement or reduction of taxes and assessments affecting the Golf Facilities and for awards for complete or partial takings of the Golf Facilities by eminent domain; and render its advice and assistance to Hotel Manager and Owner with respect to any litigation, administrative proceedings or other legal proceedings of any kind or nature affecting the Golf Facilities, provided that all assessment, taxation, condemnation and litigation matters shall be at all times within the control and direction of Hotel Manager (subject to any approval rights of Owner provided in the Resort Management Agreement) and that any reasonable costs and expenses incurred by Golf Manager after Owner’s approval thereof in connection with such assistance shall be reimbursed to Golf Manager, provided the same are reimbursable expenses expressly permitted by the Resort Management Agreement.  Golf Manager shall have no authority to retain any attorneys, accountants or other professionals or to participate in any litigation, arbitration, legal negotiations or settlement proceedings of any kind or nature unless expressly agreed to in writing by Hotel Manager and Owner and subject to the limits of Section 2.2.14 of the Resort Management Agreement.  Golf Manager acknowledges and agrees that Owner has final authority over all decision-making regarding litigation matters, arbitration matters and settlement proceedings for which the amount in dispute exceeds the limits set forth in Section 2.2.14 of the Resort Management Agreement.

(t)                                    Food and Beverage Operations.  Golf Manager shall cooperate and assist Hotel Manager in coordinating the operation of the food and beverage facilities at the Resort and other aspects of the Resort with the Golf Facilities. Hotel Manager shall operate the Golf Course clubhouse food and beverage operations in accordance with the Resort Management Agreement.  If requested by Hotel Manager, Golf Manager shall manage the on-golf course food and beverage operations (i.e., any “snack bar” located on the golf course and the roaming food and beverage carts) (the “On-Course Food and Beverage Operations”) Hotel Manager and Golf Manager will consult and agree as to the products, services and frequency of services to be offered on-course, however, Hotel Manager in its sole discretion may designate periods and/or events during which alcohol will not be served. All liquor licenses shall be maintained by Hotel Manager or its designees and Golf Manager shall fully cooperate with Hotel Manager and its designees in obtaining and maintaining all such licenses in good standing to the extent of liquor provided through the Golf Facilities and/or the Golf Facilities Employees.  Golf Manager shall enter into a sub-management agreement with the holder of the applicable license providing for provision of liquor through Golf Facilities Employees which agreement shall contain customary terms.  Golf Manager shall ensure that all appropriate Golf Facilities Employees are properly trained in the serving of alcoholic beverages and provide supervision thereof.

(u)                                 Monthly Operating Reports.  Golf Manager shall provide to Hotel Manager and Owner a reasonably detailed monthly operating report, based on information available to Golf Manager, that reflects operational results of the Golf Facilities for each month of the calendar year (the “Monthly Operating Report”).  Golf Manager shall provide the Monthly Operating Report within the time-frames requested by Hotel Manager and Owner to enable Hotel Manager to prepare its monthly reports for the whole Resort promptly upon the conclusion of each month of the calendar year, and in all events within the time-frames required to satisfy Hotel Manager’s obligations to Owner under the Resort Management Agreement (provided that Hotel Manager apprises Golf Manager of the relevant deadlines).  The Monthly Operating Report shall utilize a format reasonably designated by Hotel Manager and using a medium designated by Hotel Manager, which may include electronic transmission in an approved electronic format.  To the extent not provided in the ordinary course of business, Golf Manager shall also provide all necessary information to enable Hotel Manager and Owner to prepare its annual reports and to enable the Resort’s accountants to prepare audited financial statements, with such material to be provided in a format and using a medium designated by Hotel Manager.  Golf Manager shall advise Hotel Manager of variances that have occurred and that are anticipated to occur between the applicable Golf Facilities Annual Plan and actual results by giving Hotel Manager a monthly and year to date variance report (along with the information mentioned above).

(v)                                 General Operations and Care of the Golf Facilities.  Golf Manager shall perform any other services reasonably necessary (and/or reasonably requested by Hotel Manager or Owner) and generally consistent with the express terms of this Golf Agreement for the care, protection, maintenance and efficient operation of the Golf Facilities and the prevention of waste, nuisance, trespass, damage or injury thereto.  Golf Manager agrees to operate the Golf Facilities in a good and businesslike fashion consistent with the Golf Course Standard, including the Resort Standard (provided that the Hotel Manager keeps Golf Manager apprised of relevant standards incorporated in the Resort Standard).  Subject to the terms of this Golf Agreement, Golf Manager shall operate the Golf Facilities on a continuous basis throughout the Term of this Golf Agreement and shall keep the Golf Facilities open to Resort Guests during the times established by Hotel Manager.  Golf Manager shall operate all areas of the Golf Facilities during such times and on such days of each calendar year as approved in writing by the Hotel Manager and Owner.

(w)                               Centralized Services.  Golf Manager shall cause to be furnished to the Golf Facilities certain services (“Centralized Services”) which are furnished generally on a central or regional basis to other “Affiliated Facilities,” which are other golf facilities owned, leased or managed by Golf Manager or affiliates.  Centralized Services shall include the following categories of services:

(i)                                     “Facility Training, Recruiting, and Standards,” which includes recruitment materials and seminars, personnel training programs and associated materials, and the preparation and maintenance of operating standards manuals, materials, and programs;

(ii)                                  To the extent requested by Hotel Manager and Owner, “Payroll Processing”;

(iii)                               To the extent requested by Hotel Manager and Owner, “Employee and Benefits Administration,” which includes administration of employee benefits, such as COBRA, new hire paperwork, FMLA leaves, vacation balances and termination issues; and

(iv)                              To the extent required by Hotel Manager and Owner, “EPL/Fraud Insurance,” which includes the cost of insurance for the Employers Practices Liability insurance and the Crime Coverage Policy.

Golf Manager may from time to time propose that additional central or regional services be furnished and included as part of Centralized Services for the benefit of the Affiliated Facilities or in substitution for services now performed at the Golf Facilities which may be more efficiently performed on a group basis.  Any modification to the foregoing list of Centralized Services shall be made by Golf Manager in conjunction with the Golf Facilities Annual Plan and subject to Hotel Manager’s and Owner’s approval in advance for the Golf Facilities to participate therein.

Centralized Services costs and expenses shall consist of the actual cost of the services without mark-up or profit to Golf Manager or any Affiliate of Golf Manager, but shall include salary and employee benefit costs, and appropriate depreciation/amortization cost of equipment used in performing such services; provided, however, that any costs attributed to corporate office accounting for Golf Manager or any affiliate of Golf Manager shall not be included.

Costs and expenses incurred in the providing of Centralized Services for Affiliated Facilities shall be allocated by Golf Manager and its affiliates on a fair and equitable basis, consistently applied, among all Affiliated Facilities receiving such services (the “Centralized Services Fee”); provided, however, that the allocation methodology applied to the Golf Facilities shall be no less favorable to the Resort than the allocation methodology applied to any other Affiliated Facilities, taking into account the time at which a facility became part of the portfolio of Affiliated Facilities during the year of the assessment; and provided, further, Golf Manager shall provide to Hotel Manager and Owner all back-up or supporting information bearing on the allocation.  If equipment is installed and maintained at the Golf Facilities solely in connection with the rendering of any Centralized Services therefor, all costs thereof shall be charged to the operation of the Golf Facilities either as a current expense or capitalized over a period of years, as determined in accordance with generally accepted accounting principles consistently applied, and shall belong to Owner upon full payment or depreciation thereof.

As of the date hereof, Centralized Services are allocated to the Golf Facilities in accordance with the following respective allocation methods:

(i)                                     “Facility Training, Recruiting, and Standards” costs shall be allocated among Affiliated Facilities on a per hole basis.

(ii)                                  “Payroll Processing” costs (if applicable) shall be allocated among Affiliated Facilities on the basis of the number of employees for which the payroll is processed by Golf Manager at each of the Affiliated Facilities.

(iii)                               “Employee and Benefits Administration” costs (if applicable) shall be allocated among Affiliated Facilities on the basis of the number of employees at each of the Affiliated Facilities.

(iv)                              “EPL/Fraud Insurance” costs shall be allocated among Affiliated Facilities on a per Affiliated Facility basis.

Such allocation methodology may be amended in an equitable fashion from time to time by Golf Manager, provided that the allocation methodology applied to the Golf Facilities shall be no less favorable to the Resort than the allocation methodology applied to any other Affiliated Facility.

Costs of Centralized Services shall be payable monthly as an Operating Expense and shall be included as a line item in the Golf Facilities Annual Plan.  At its sole cost and expense, Hotel Manager and/or Owner may at any reasonable time review or audit the records of Golf Manager pertaining to such charges to confirm Golf Manager’s compliance with the foregoing.  In the event that such review or audit reveals that Golf Manager has not complied with the foregoing, such noncompliance shall be an Event of Default hereunder.

Notwithstanding the foregoing, Hotel Manager may elect to provide or have a third party provide services in lieu of any particular portion of Centralized Services provided or proposed to be provided by Golf Manager, upon giving reasonable prior written notice to Golf Manager.

Without limiting the foregoing, the parties agree that Golf Manager employs regional or area managers and senior agronomists to provide overall supervision of golf operations at multiple projects (including projects not under common ownership with the Resort).  With the exception of any employee holding such title as of the date hereof, Golf Manager shall not employ any regional or area manager or senior agronomist at the Golf Facilities without the prior written consent of Hotel Manager and Owner.  Travel for Golf Facilities Employees at the Golf Facilities and/or travel of home office or regional employees to and from the Golf Facilities shall be reimbursable to Golf Manager provided the same is included in the Golf Facilities Annual Plan and travel is by coach airline tickets and otherwise complies with Hotel Manager’s policies limiting travel expenses.

(x)                                   Golf Experience Standards.  Hotel Manager intends to employ an outside service (to be selected by Hotel Manager and Owner and engaged at Owner’s expense) to evaluate the golf experience at the Golf Facilities to create a baseline evaluation thereof and thereafter to monitor changes and progress.  Through the evaluation process, Hotel Manager intends to develop golf experience standards to apply to the Golf Facilities and Golf Manager’s operation thereof.  Golf Manager agrees to comply with all such standards developed and implemented from time to time by Hotel Manager; provided, however, that Hotel Manager shall consult with Golf Manager concerning the development, change and implementation of any such golf experience standards and provided that Golf Manager is provided a reasonable period and resources necessary to adjust operations of the Golf Facilities to comply with such standards.  An appropriately allocated portion of the costs of the auditor or other party performing an evaluation, and all costs of Golf Manager to comply with golf experience standards, as set forth in the Golf Facilities Annual Plan, shall be Operating Expenses for purposes of Article 7 below.

(y)                                 National Marketing Services.  Golf Manager shall provide national services (the “National Marketing Services”) to the Golf Facilities which shall include:

(i)                                     coordination of local marketing activities, including the development of an overall Golf Facilities marketing plan, development and design of a Golf Facilities specific advertisement campaign in conjunction with the Hotel Manager and development and design of collateral marketing materials;

(ii)                                  communication with local news media, including Golf Facilities specific press releases, business firms, golf courses, civic organizations and other entities to promote an increased local interest in golf at the Golf Facilities;

(iii)                               assistance in the development and sales of golf products (e.g., golf leagues, coupon programs, instructional schools, etc.);

(iv)                              system-wide sales and marketing activities, including inclusion of the Golf Facilities and the Resort in national advertising collateral material, for the Golf Facilities and all Affiliated Facilities, including national and international advertising, group sales promotion, public relations and direct selling efforts for the benefit of the Golf Facilities and the collective business development at all Affiliated Facilities;

(v)                                 participation in the Golf Manager’s Troon brand central reservation system which provides a regional, national and international toll-free system for inquiries regarding customer bookings and for making, changing and canceling reservations at the Golf Facilities and/or Affiliated Facilities;

(vi)                              representation at golf industry sales and trade shows;

(vii)                           inclusion on, and a hyperlink from, Golf Manager’s Troon world wide web site to the Golf Facilities world wide web site; and

(viii)                        such other additional sales and marketing services as Golf Manager may determine may benefit the Golf Facilities and the Affiliated Facilities or develop and promote further the Golf Facilities or the Golf Manager’s Troon brand, subject to approval of the Hotel Manager and the coordination with any golf-related marketing and promotional activities Hotel Manager may undertake.

Golf Manager agrees to strictly comply with the terms and provisions of Section 2.7.3 of the Resort Management Agreement in connection with its performance of the National Marketing Services and its operations generally.

As part of the Golf Facilities Annual Plan, the Owner shall pay an assessment to reimburse the Golf Manager for a portion of Golf Manager’s costs for Golf Manager’s provision, and/or arranging for the provision of the National Marketing Services (the “National Marketing Services Fee”) which shall not exceed:  $55,000 per annum for the first thirty-six (36) months after the Effective Date; and an increase of not more than 10% per annum over the aforesaid sum for the next twenty-four (24) months. The National Marketing Services Fee shall be in addition to the “Marketing Fee” payable by Owner to Hotel Manager under section 3.1.1 of the Resort Management Agreement.  National Marketing Services costs and expenses shall consist of the actual cost of the services without markup or profit to Golf Manager or any affiliate of Golf Manager, but shall include salary and employee benefit costs, and appropriate depreciation/amortization cost of equipment used in performing such services; provided, however, that any costs attributed to corporate office accounting for Golf Manager and any affiliate of Golf Manager shall not be included.  The National Marketing Services Fee shall be allocated by Golf Manager and its affiliates on a fair and equitable basis, consistently applied, among all affiliated facilities receiving such services; provided, however, that the allocation methodology applied to the Golf Facilities shall be no less favorable to the Resort than the allocation methodology applied to any other Affiliated Facility and back-up or supporting documentation thereof shall be provided to the Hotel Manager and Owner on an annual basis.

No new National Marketing Services for which Owner is to be charged will be provided without Hotel Manager’s and Owner’s approval.

At the sole cost and expense of Hotel Manager or Owner, Hotel Manager or Owner may at any reasonable time review or audit the records of Golf Manager pertaining to the National Marketing Services Fee under this provision to confirm Golf Manager’s compliance with the foregoing.  In the event that such review or audit reveals that Golf Manager has not complied with the foregoing, such noncompliance shall be an Event of Default hereunder.

If any time Hotel Manager determines (subject to Owner’s approval rights set forth in the Resort Management Agreement) that any or all National Marketing Services provided by Golf Manager are not in the best interests of the Resort or are duplicative of services provided by Hotel Manager or others, Hotel Manager may elect to withdraw the Resort from the program therefor and the National Marketing Services Fee shall be adjusted accordingly.

ARTICLE V
INDEMNIFICATION

5.01                        Indemnification.  The following provisions shall apply with respect to any Claims (as defined below) that may arise from the operation or condition of the Golf Facilities, but only to the extent that such Claims are not actually paid by insurance or by any indemnity payments by Owner under the Resort Management Agreement:

(a)                                  At its own expense, Golf Manager shall indemnify, defend (with counsel reasonably acceptable to Hotel Manager or Owner, as the case may be) and hold harmless Owner and Hotel Manager, and each of their respective parent and subsidiary entities, agents, officers, directors, shareholders, members, managers, partners, trustees and employees, and each of their successors and assigns (the “Hotel and Owner Parties”), from and against any and all demands, claims, actions, penalties, suits, losses, expenses, liabilities of any kind or nature to persons or property, injunctions, damages and costs (including reasonable attorneys’ fees and costs) (collectively, the “Claims”) of any nature whatsoever alleged, made against or incurred by Hotel and Owner Parties arising out of (i) the negligent or intentional acts or omissions of Golf Manager (including the failure to properly supervise the Golf Facilities Employees and contractors) and Golf Facilities Employees, agents and contractors, (ii) any Golf Facilities Employee’s failure to adhere to, or any Golf Facilities Employee’s breach of, the terms of this Golf Agreement, or (iii) any violation by Golf Manager or the Golf Facilities Employees, agents and contractors of any governmental laws or regulations.  This indemnity shall survive the termination of this Golf Agreement.  When Golf Manager is providing Hotel and Owner Parties with defense and/or indemnification pursuant to this Article 5.01, Hotel and Owner Parties may participate, at their own expense, in the defense of such matter, including the selection of legal counsel.  Golf Manager shall keep Hotel and Owner Parties apprised of the status of any such matter and shall not settle any such matter without the prior written consent of Hotel Manager and Owner.

(b)                                 Hotel Manager, shall indemnify, defend (with counsel reasonably acceptable to Golf Manager) and hold harmless Golf Manager and Owner, and its parent and subsidiary entities, agents, officers, directors shareholders, members, managers, partners, trustees and employees (the “Golf Facilities Parties”), from and against any and all Claims of any nature whatsoever that the Golf Facilities Parties may have alleged against, incur, become responsible for, or pay out that are caused in whole or in part by, arise out of or are related to (i) the negligent acts or omissions of Hotel Manager or its officers, directors or employees, including Hotel Manager’s failure to properly supervise the personnel at the Resort that are not Golf Facilities Employees or contractors under the control of Golf Manager, (ii) Hotel Manager’s failure to adhere to, or Hotel Manager’s breach of, the terms of this Golf Agreement, or (iii) any violation by Hotel Manager of any governmental laws or regulations.  This indemnity shall survive the termination of this Golf Agreement.  When Hotel Manager is providing the Golf Facilities Parties with defense and/or indemnification pursuant to this Article 5.01, Golf Manager may participate, at its own expense, in the defense of such matter, including the selection of counsel.  Hotel Manager shall keep Golf Manager apprised of the status of such matter and shall not settle any such matter without the prior written consent of Golf Manager.  Golf Manager acknowledges and agrees that Hotel Manager’s indemnification obligation to Golf Manager under this Section 5.01(b) shall be limited to acts or omissions in its capacity as agent for Owner, and for which Owner is obligated to indemnify Hotel Manager at Owner’s sole cost and expense under the Hotel Management Agreement.  Nothing in this Section 5.01(b) shall be deemed to modify Owner’s indemnification obligations (or the limitations therein) under the Resort Management Agreement, or limit Hotel Manager’s right to enforce such obligations under the Resort Management Agreement (subject to the limitations therein and procedures required thereby).

ARTICLE VI

6.01                        Hotel Manager’s Insurance.  At all times during the Term commencing not later than the date Golf Manager commences its on-site services hereunder, Hotel Manager shall provide and maintain, as an Operating Expense, the insurance policies described in Article 5 of the Resort Management Agreement.

6.02                        Golf Manager’s Insurance.  From the Effective Date and thereafter at all times during the Term, Golf Manager shall provide and maintain, as an Operating Expense, the following insurance:

(a)                                  Property insurance covering all of Golf Manager’s personal property used in the Golf Manager’s business at the Golf Facilities.  The Property insurance required herein shall be written on an “all risk” or equivalent basis (including earthquake and boiler/machinery) at 100% Replacement Cost.

(b)                                 Workers’ Compensation insurance providing statutory Workers’ Compensation coverage and Employer’s Liability insurance with limits of not less than $500,000 bodily injury and $500,000 bodily injury disease for all Golf Facilities Employees.

(c)                                  Employment Practices insurance with minimum limits of $1,000,000 per claim/$2,000,000 aggregate per policy period.

(d)                                 Commercial Crime insurance including coverage for employee dishonesty, loss inside the Premises, loss outside the Premises, money orders, counterfeit currency and depositor’s forgery.  The limit for each of these coverages shall be not less than $250,000 per occurrence and $500,000 in the aggregate.

The Golf Facilities’ reasonable allocated cost of such insurance shall be reimbursable as part of the Centralized Services Fee, and included in Operating Expenses.

6.03                        General.  The cost of any or all of the insurance policies required by this Golf Agreement or actually provided by Owner with respect to the Golf Facilities shall be paid by Hotel Manager, from Resort revenues, on behalf of Owner, as an Operating Expense.  All insurance coverage required by Golf Manager shall include Hotel Manager (together with each partner or member in Hotel Manager as applicable), Owner, the holder of any superior lease, and any mortgagee and Golf Manager as additional insureds and shall be placed with reputable insurance companies reasonably acceptable to Hotel Manager and Owner.  All insurance policies shall contain an express waiver of subrogation against Hotel Manager, Owner or Golf Manager to the extent they are not an insured thereunder.  Any insurance required by Hotel Manager or Golf Manager hereunder may be provided under blanket policies of insurance.

Contemporaneously with execution of this Golf Agreement, each Party shall provide the other with certificates of insurance for the insurance provided by such Party, which certificates shall name the other Party as an additional insured as its interests appear with respect to the insurance required in this Article 6.  At least thirty (30) days prior to expiration of any insurance policy, the Party required to provide the same shall provide a replacement certificate evidencing that such insurance has been renewed or replaced in accordance with the requirements of this Article.  Each certificate shall provide the certificate holder with at least thirty (30) days notice of any nonrenewal or cancellation and in the event such notice is issued, the Party required to provide such insurance shall provide a replacement certificate satisfying the requirements of this Article within ten (10) days.  In the event of noncompliance by a Party with the foregoing requirements, in addition to all other rights and remedies that the other Party may have under this Golf Agreement, the other Party may provide the required coverage and obtain reimbursement, as appropriate, for the cost thereof from the noncomplying Party.

ARTICLE VII
GOLF MANAGER’S COMPENSATION

7.01                        Base Management Fee and Supplemental Fee.  In consideration of the performance of its management duties and obligations hereunder, and in addition to the amounts reimbursable to Golf Manager pursuant to Article 4.01 above, Hotel Manager or Owner shall pay to Golf Manager throughout the Term a “Base Management Fee” and a “Supplemental Fee”,

provided in Articles 7.02 and 7.03 below.  Both the Base Management Fee and the Supplemental Fee are to be paid by Hotel Manager, on behalf of Owner, out of Resort revenues, or, if Resort revenues are insufficient, directly by Owner.  Hotel Manager shall have no personal obligation to pay such amounts to Golf Manager.  The Base Management Fee, but not the Supplemental Fee, shall be an Operating Expense under the Resort Management Agreement.

7.02                        Base Management Fee.  From and after the Effective Date, Golf Manager shall receive a Base Management Fee equal to two percent (2%) of Golf Operating Revenue, payable within fifteen (15) days after the end of each calendar month for the preceding calendar month (subject to annual adjustment upon submission of the Monthly Operating Report, including year-end financial information and audited financial statements) pursuant to Article 4.01(u).

7.03                        Supplemental Fee.  From and after the Effective Date, Golf Manager shall receive a Supplemental Fee equal to $800,000, payable as follows, without interest accruing thereon, until such time as the Supplemental Fee has been paid in full:

(i)                                     From the Effective Date through the first anniversary date of the Effective Date, an amount equal to 0.5% of Golf Operating Revenue;

(ii)                                  From the first anniversary date of the Effective Date through the remainder of the Term, an amount equal to 0.75% of Golf Operating Revenue; and

(iii)                               Commencing with the calendar year beginning January 1, 2005, if the Golf Operating Revenue during any calendar year during the Term is greater than $14,000,000, then Golf Manager shall be entitled to receive towards payment of the Supplemental Fee an amount equal to the following:  (A) 15% of any amount of Golf Operating Revenue between $14,000,000 and $14,499,999; (b) 17.5% of any amount of Golf Operating Revenue between $14,500,000 and $14,999,999; and (C) 20% of any Golf Operating Revenue in excess of $15,000,000.

The Hotel Manager shall pay, on behalf of Owner, the Supplemental Fee as soon as the items described in clauses (a) through (f) of Section 3.5.4 of the Resort Management Agreement have been paid, but before the items described in clauses (h) through (j) have been paid, as provided in the document attached hereto as Exhibit N (the capitalized terms used but not defined therein shall have the meaning ascribed to such terms in the Resort Management Agreement).  The Supplemental Fee payable with respect to subsections (i) and (ii) above shall be payable within thirty (30) days after the end of each calendar month for the preceding calendar month (subject to annual adjustment upon submission of the Monthly Operating Report, including year-end financial information and audited financial statements) pursuant to Article 4.01(u) after the Owner’s receipt thereof.  The Supplemental Fee payable with respect to subsection (iii) above shall be computed annually, based upon cumulative Golf Operating Revenue for the calendar year, and payment shall be made to Golf Manager within thirty (30) calendar days after the receipt by Owner of audited financial statements for such calendar year.

Except as otherwise provided in this Article 7.03, Article 8.03, and Article 8.04, upon the earlier of (i) April 30, 2010, or (ii) expiration or earlier termination of this Golf Agreement for any reason, including upon a termination of the Resort Management Agreement (and as a condition to any such expiration or earlier termination of this Golf Agreement), Owner shall pay to Golf Manager on April 30, 2010 or the expiration date or the effective date of such termination, as applicable, an amount equal to any amount remaining outstanding on the Supplemental Fee (i.e., the Supplemental Fee less any amounts previously paid to Golf Manager pursuant to this Article 7.03 prior to the expiration date or effective date of termination); provided, however, if this Golf Agreement is terminated as a result of an Event of Default on the part of Golf Manager in accordance with the terms of Article 15, neither Hotel Manager nor Owner shall be obligated to deliver to Golf Manager any amount remaining outstanding on the Supplemental Fee (except for any amounts that have been earned pursuant to this Article 7.03 but that remain unpaid as of the effective date of termination).

In addition, in the event Owner sells the Golf Facilities or the Resort (which shall include any “change in control” of Owner), subject to the following proviso, Owner shall pay to Golf Manager on the effective date of such sale (or “change in control”) any amount remaining outstanding on the Supplemental Fee; provided, however, no amounts shall be due from Owner in respect thereof if the transferee of the Golf Facilities or the Resort, as the case may be:  (a) agrees in writing to assume Owner’s obligations with respect to the Supplemental Fee; (b) has financial resources sufficient to enable it to satisfy the Owner’s obligations with respect to the Supplemental Fee; (c) is not generally recognized in the community as being of ill repute; and (d) has assumed and agreed to be bound by all of the terms of this Golf Agreement with respect to the obligations thereunder accruing from and after the effective date of Owner’s transfer of its obligations under this Golf Agreement to the transferee.  For purposes of this Article 7.03, a “change in control” is evidenced by the transfer of power to direct or cause the direction of the management and policies of Owner, whether through the direct or indirect ownership of more than 50% of the outstanding voting interests or securities of Owner, by contract or credit agreement or otherwise.  Notwithstanding anything in this Golf Agreement to the contrary, no change of control shall be deemed to have occurred in the event that Owner (or any of its Affiliates) causes a transfer to occur consistent with its formation of a liquidating trust.

In connection with the determination of the Management Fee and the Supplemental Fee payable to Golf Manager with respect to the Golf Facilities, Hotel Manager and Owner shall provide to Golf Manager such records and information with respect to the Golf Facilities as may be reasonably necessary for Golf Manager to calculate the Base Management Fee and Supplemental Fee.  In addition, Golf Manager shall have the right, at its sole cost and expense, to retain independent public accountants to consult with Hotel Manager’s or Owner’s independent public accountants (or its internal accounting department) to confirm the accuracy of the information related to the Management Fee and the Supplemental Fee.  In the event that, as a result of such examination, it is discovered that the Management Fee or Supplemental Fee has been overpaid or underpaid then the affected party shall return such overpayment, or pay such underpayment, as the case may be, within ten (10) calendar days after such delivery.

7.04                        Definitions.

(a)                                  For purposes hereof, “Golf Operating Revenue” shall mean revenue and income of any kind derived from the following operations at the Golf Facilities: greens fees, cart fees, pro shop sales, club rental fees, member dues and initiation fees, lesson fees (only the portion received by the Golf Facilities, if services are provided by independent contractors), and revenues derived from On-Course Food and Beverage Operations (provided that and for so long as Golf Manager is responsible for on-course food and beverage operations), and determined in accordance with generally accepted accounting principles consistently applied (“GAAP”) which are properly attributable to the period under consideration, and specifically excluding the following, without limitation:

(i)                                     applicable excise, sales, occupancy and use taxes, or similar government charges collected directly from patrons or guests, or as part of the sales price of any goods, services, or displays, such as gross receipts, admission, cabaret, or similar or equivalent taxes;

(ii)                                  receipts from the financing, refinancing, sale, master lease or other disposition of capital assets or any portion of the Golf Facilities;

(iii)                               receipts from Taking awards or sales or other transfers in lieu of or under the threat of Taking, and other receipts in connection with any Taking, but only to the extent that such amounts are specifically identified as compensation for alterations or physical damage to the Golf Facilities;

(iv)                              proceeds of any insurance, judgment or other award, including the proceeds of any Business Interruption insurance;

(v)                                 receipts from food and beverage sales other than from On-Course Food and Beverage Operations;

(vi)                              discounts, rebates or credits of a similar nature (not including charge or credit card discounts paid to credit card companies, which shall not constitute a reduction from revenues in determining Golf Operating Revenue);

(vii)                           any credit for individual or business development-related complimentary golf (e.g., there shall be no credit toward Golf Operating Revenue for any complimentary golf); and

(viii)                        gratuities or services charges collected for payment to and paid to Golf Facilities Employees or other personnel.

To the extent applicable, Golf Operating Revenue shall be calculated (and isolated from gross revenue for the rest of the Resort) according to the Uniform System of Accounts for Hotels, 9th Revised Edition, or such later editions as may be adopted by the International Association of Hospitality Accountants.

(b)                                 For purposes hereof, “Operating Expenses” shall have the meaning provided in the Resort Management Agreement.  No such change to the definition of Operating Expenses in the Resort Management Agreement, shall occur which is materially prejudicial to Golf Manager without Golf Manager’s prior written approval, which approval may not be unreasonably withheld or delayed.

7.05                        Allocation of Revenue and Costs for Resort/Golf Packages.  The Parties acknowledge that Hotel Manager, Golf Manager and/or third parties from time to time arrange group bookings, special promotions and other “packaged” resort programs that include a combination of Resort accommodations and use of Resort facilities, including the Golf Facilities, at discounted prices.  To the extent the allocation of such revenues was not addressed in the Golf Facilities Annual Plan process, the Parties agree to allocate the revenues for such Resort packages, together with related commissions and other costs, on a case-by-case basis between the Golf Facilities and the Resort based upon market conditions and operations at the Resort and the Golf Facilities as a whole.  If there is a fundamental change in the way that Hotel Manager conducts its business with respect to the utilization of the Golf Facilities, or individual circumstances require a change, such that it is advantageous to the Resort and the Golf Facilities as a whole to allocate revenues between the Resort and the Golf Facilities in a way that was not contemplated in the Golf Facilities Annual Plan, and such allocation negatively impacts the Base Management Fee or the Supplemental Fee, then Hotel Manager and Golf Manager shall negotiate in good faith to modify the Golf Operating Revenue by providing a “credit” to Golf Operating Revenue that takes into account such change for purposes of calculating the Management Fee.

ARTICLE VIII
TERM OF GOLF AGREEMENT, POST-TERMINATION PROCEDURES, AND TERMINATION RIGHTS

8.01                        Term.  This Golf Agreement shall commence as of the Effective Date and shall continue in full force and effect, unless earlier terminated in accordance with its terms (including any termination under Article 9 below), until the fifth anniversary of the Effective Date (the “Term”).

8.02                        Without Cause Termination. At any time during the Term of this Golf Agreement,  Hotel Manager shall have the right, without cause, to terminate this Golf Agreement on not less than one hundred twenty (120) calendar days’ prior written notice; provided, however, in no event shall such termination occur without Owner’s prior written approval, which Owner may grant or not in its sole discretion.  As a condition to any termination pursuant to this Article 8.02, Owner shall pay to Golf Manager on the effective date of such termination, a lump sum termination fee (the “Termination Fee”) equal to (i) $50,000, plus any amount remaining outstanding on the Supplemental Fee, if the effective date of the termination occurs on or before December 31, 2005; or (ii) any amount remaining outstanding on the Supplemental Fee, if the effective date of the termination occurs after December 31, 2005.  The receipt of the Termination Fee, together with any amount due and owing Golf Manager pursuant to Article 8.04 below, shall be the sole and exclusive remedy available to Golf Manager against Hotel Manager and Owner (and their respective Affiliates) upon any termination of this Golf Agreement by Hotel Manager (and Owner’s prior written approval thereof) pursuant to this Article 8.02.  Nothing in this Article 8.02 shall be deemed to impair any right of Hotel Manager to terminate this Golf Agreement in accordance with the terms of Article 9.01.

8.03                        Deleted.

8.04                        Termination of Resort Management Agreement.

(a)                                  If Owner terminates the Resort Management Agreement pursuant to any of (i) Sections 4.3 (Termination for Failure to Achieve Performance Test), (ii) 7.2 (Termination after Substantial Insured Casualty), (iii) 7.3 (Substantial Uninsured Casualty – Owner’s Option to Terminate or Restore), (iv) 7.5 (Permanent Taking), or (v) 7.6 (Taking for Temporary Use) of the Resort Management Agreement, this Golf Agreement shall automatically terminate upon the effective date of the termination of the Resort Management Agreement.

(b)                                 If the Resort Management Agreement is terminated pursuant to Section 4.2 (Event of Default) of the Resort Management Agreement, or for any reason other than as set forth in Article 8.04(a) above, this Golf Agreement shall automatically terminate unless Owner, within ten (10) days of the termination of the Resort Management Agreement for such reason(s), notifies Golf Manager that Owner has elected to succeed to all of the rights of the Hotel Manager hereunder, in which event Golf Manager shall attorn to the Owner and recognize Owner as successor to Hotel Manager hereunder, and Golf Manager shall execute any documents which Owner may require to effectuate the provisions of this Article 8.04(b).

(c)                                  In the event of a termination of this Golf Agreement pursuant to Article 8.04(a)(i) above or as a result of an termination of the Resort Management Agreement pursuant to Section 4.3 of the Resort Management Agreement, neither Owner nor Hotel Manager shall be obligated to deliver to Golf Manager any amount remaining outstanding on the Supplemental Fee (except for any amounts that have been earned pursuant to Article 7.03 but that remain unpaid as of the effective date of termination) or any Termination Fee.  If the Resort Management Agreement is terminated for any reason other than as set forth in the immediately preceding sentence and the Golf Agreement is concurrently terminated, then Owner shall, upon the effective date of such termination of the Resort Management Agreement, deliver to Golf Manager any amount remaining outstanding on the Supplemental Fee.

8.05                        Termination of this Agreement.  If this Golf Agreement is terminated as a result of a taking pursuant to Article 10.02, or as a result of an Event of Default of Golf Manager under Article 9.01, neither Owner nor Hotel Manager shall be obligated to deliver to Golf Manager any amount remaining outstanding on the Supplemental Fee (except for any amounts that have been earned pursuant to Article 7.03 but that remain unpaid as of the effective date of termination) or any Termination Fee.

8.06                        Post-Termination Procedures.  On the effective date of any termination of this Golf Agreement, for any reason, Golf Manager shall immediately turn over to Hotel Manager (in the event the Resort Management Agreement has not been terminated)  all funds held for the Golf Facilities, all equipment, inventory, supplies and materials, and all originals of all books, records, permits, plans, leases, licenses, contracts and other documents and records in whatever form maintained (e.g., ledgers, computer files) relating to the Golf Facilities subject to the immediately following sentence, any other property of Hotel Manager or Owner or acquired with the funds of either or Operating Expenses, and such authorizations and letters of direction addressed to other persons as Hotel Manager may reasonably require; and Golf Manager shall fully cooperate with Hotel Manager in the transfer of management responsibilities to Hotel Manager or Owner, as directed, or their respective designee.  Upon the expiration, or earlier termination for any reason, of this Golf Agreement, Golf Manager may remove any documents that are proprietary to Golf Manager (e.g., copies of manuals, copies of software programs that can be removed without disruption of the continuous operation of the Golf Facilities and copies of internal correspondence of a proprietary nature).

Upon the expiration or earlier termination of this Golf Agreement, for any reason, Hotel Manager shall pay to Golf Manager (out of funds from the operation of the Resort or as may otherwise be provided by Owner) in addition to any other amounts due pursuant to this Golf Agreement, (i) its reasonable out-of-pocket costs (as may be approved by Owner in advance) incurred by reason of requests by Hotel Manager for assistance after termination or expiration of this Golf Agreement not otherwise required under this Golf Agreement or expected of Golf Manager in the orderly termination of its operations at the Golf Facilities, (ii) subject to the limitations contained in Articles 8.04 and 8.05 hereof, any unpaid fees and other charges and reimbursements then actually due Golf Manager under this Golf Agreement, and (iii) to the extent reasonable and consistent with Golf Manager’s standard practices and (subject to Hotel Manager’s reasonable approval) industry standards, termination related employee expenses, including sick, vacation, pension, bonus and termination payments to employees less any forfeitures of benefits previously paid for.  Golf Manager’s current policies related to these matters are attached hereto as Exhibit H and the same shall not be materially changed with respect to the Golf Facilities without prior written consent of Hotel Manager and Owner.

At the request of Hotel Manager, Golf Manager will cooperate to transition all or certain employees at the Golf Facilities to the employment of Hotel Manager or another golf manager selected and, to the extent feasible and legally permissible, the assumption of benefit obligations.  The Parties will comply with all applicable laws and legal requirements related to these matters, including, but not limited to, compliance with the WARN Act, in a manner that avoids any disruption of operation of the Golf Facilities.

To effectuate a smooth transition, at Hotel Manager’s cost, Golf Manager will further fully cooperate with Hotel Manager with respect to any open purchase orders; required or advisable insurance notifications; required or advisable credit card company notifications; pending litigation; required or advisable vendor and employee communications; removal of Golf Manager trademarks; public relations, publications, promotional materials and related items; transition of information technology; transition of telecommunication systems; transition of sales and marketing programs; transfer to Hotel Manager of any liquor licenses related to On-Course Food and Beverage Operations; and any other matters reasonably required by Hotel Manager.

This Article 8.06 shall survive the expiration or termination of this Golf Agreement.

ARTICLE IX
EVENTS OF DEFAULT

9.01                        Events of Default.  At any time during the Term of this Golf Agreement, if any of the following events (the “Events of Default”) occur and continue beyond the applicable grace period for curing such Event of Default (if any, as specified below), the non-defaulting Party may, at its option, terminate this Golf Agreement by giving notice to the defaulting Party specifying an effective date of such termination of not less than thirty (30) days after the date of such notice; provided, however, that in the case of termination by Golf Manager, the effective date of termination shall not be less than ninety (90) days unless Owner is willing to accept any lesser period of time.  Upon the occurrence of any Event of Default not subject to any grace period for curing such Event of Default, and at any time while such Event of Default is continuing, the Party not in default may declare this Golf Agreement to be immediately terminated.  Upon any termination pursuant to this Article 9.01, Golf Manager shall immediately vacate the Golf Facilities, subject to the post-termination procedures provided in Article 8.06 above.  Notwithstanding the foregoing, Hotel Manager may not terminate this Golf Agreement without the prior written consent of Owner.

(a)                                  Any default by a Party in the payment of money due under this Golf Agreement that is not cured within thirty (30) days following notice thereof by the non-defaulting Party;

(b)                                 Any breach by a Party of any representation, warranty or covenant contained in this Golf Agreement (including, without limitation, the provisions of Section 4.01(g) relating to compliance with the Golf Facilities Annual Plan), or any failure by a Party to perform or observe any of the provisions of this Golf Agreement (other than any obligations expressly excluded) if such failure either (i) cannot be remedied, (ii) can be remedied within thirty (30) days, following written notice by prompt and diligent action, but continues unremedied for a period of thirty (30) days after notice thereof to such Party, or (iii) can be remedied, although not within thirty (30) days even by prompt and diligent action, but such remedy is not commenced within fifteen (15) days after notice thereof to such Party or is not diligently prosecuted to completion within a total of ninety (90) days from the date of such notice;

(c)                                  The filing by a Party or its parent corporation or company (or by any general partner of such Party or its general partner) of any proceeding under the federal bankruptcy laws now or hereafter existing or any other similar statute now or hereafter in effect (or against a party to which the Party acquiesces or that is not dismissed within forty-five (45) days after the filing thereof); the entry of an order for relief under such laws with respect to a Party; or the appointment of a receiver, trustee, custodian or conservator of all or any part of the assets of a Party;

(d)                                 The insolvency of a Party or its parent corporation or company (or of any general partner of such Party or its general partner); or the execution by a Party of an assignment for the benefit of creditors; or the convening by a Party of a meeting of its creditors; or any class thereof, for purposes of effecting a moratorium upon or extension or composition of its debts;

(e)                                  The admission in writing by a Party that it is unable to pay its debts as they mature or that it is generally not paying its debts as they mature;

(f)                                    Any attachment or garnishment of, or the existence or filing of any lien or encumbrance against, any portion of the Resort caused by Golf Manager that is not removed or released within forty-five (45) days after its creation, unless Golf Manager is contesting such lien or encumbrance in good faith and has posted bonds or other appropriate security in amounts sufficient to ensure that such liens or encumbrances shall not impair Owner’s title to or Hotel Manager’s interest in any portion of the Resort;

(g)                                 The institution of any legal action or proceedings to enforce any lien or encumbrance upon any portion of the Resort caused by Golf Manager that, is not dismissed within forty-five (45) days after its institution, unless (in the case of any action or proceedings as to which no judgment has yet been rendered Golf Manager is contesting such legal action or proceedings in good faith and has provided security satisfactory to Hotel Manager and Owner to ensure that neither Hotel Manager nor Owner, nor Owner’s title to or Hotel Manager’s interest in, the Resort shall be adversely affected by such legal action or proceedings in the sole judgment of Owner and Hotel Manager;

(h)                                 The abandonment by Golf Manager of all or any part of the Golf Facilities.

(i)                                     The Golf Manager transfers this Golf Agreement or subcontracts the performance of its duties hereunder in breach of Article 12.01(a) hereof.

(j)                                     The failure of the Golf Manager to comply with the covenant not to compete set forth in Article 14.07 herein.

9.02                        Remedies and Enforcement.  In addition to any remedies provided herein for an Event of Default, the non-defaulting Party shall have all other legal or equitable remedies allowed under applicable law, except that each Party voluntarily waives and relinquishes any right or ability to obtain punitive or exemplary damages.  No failure on the part of a Party to exercise any of its rights hereunder arising on any Event of Default shall prejudice its rights on the occurrence of any other or subsequent Event of Default.  No delay on the part of a Party in exercising any such rights shall preclude it from the exercise thereof at any time while that Event of Default is continuing.  A Party may enforce any one or more remedies or rights hereunder successively or concurrently.  By accepting late performance of any of the obligations, a Party shall not thereby waive the agreement contained herein that time is of the essence, nor shall a Party waive either its right to require prompt future performance or its right to consider the failure to so perform an Event of Default.  ANYTHING HEREIN CONTAINED, AND ANYTHING AT LAW, TO THE CONTRARY NOTWITHSTANDING, IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES (INCLUDING, WITHOUT LIMITATION, ANY ARBITRATION PROCEEDING) ARISING UNDER OR WITH RESPECT TO THIS GOLF AGREEMENT OR IN ANY MANNER PERTAINING TO THE GOLF FACILITIES, EACH PARTY HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES AND RELEASES ANY RIGHT, POWER OR PRIVILEGE EITHER MAY HAVE TO CLAIM OR RECEIVE FROM THE OTHER PARTY HERETO ANY PUNITIVE OR EXEMPLARY DAMAGES, EACH PARTY ACKNOWLEDGING AND AGREEING THAT THE REMEDIES HEREIN PROVIDED, AND OTHER REMEDIES AT LAW AND IN EQUITY, WILL IN ALL CIRCUMSTANCES BE ADEQUATE.  THE FOREGOING WAIVER AND RELEASE SHALL APPLY IN ALL ACTIONS OR PROCEEDINGS BETWEEN THE PARTIES UNDER OR RELATING TO THIS GOLF AGREEMENT AND FOR ALL CAUSES OF ACTION OR THEORIES OF LIABILITY FOR BREACH OF THIS GOLF AGREEMENT OR BASED UPON THE RELATIONSHIP OF THE PARTIES CREATED HEREBY.  BOTH PARTIES FURTHER ACKNOWLEDGE THAT THEY ARE

EXPERIENCED IN NEGOTIATING AGREEMENTS OF THIS SORT, HAVE HAD THE ADVICE OF COUNSEL IN CONNECTION HEREWITH, AND HAVE BEEN ADVISED AS TO, AND FULLY UNDERSTAND, THE NATURE OF THE WAIVERS HEREIN CONTAINED.

ARTICLE X
DAMAGE OR DESTRUCTION; EMINENT DOMAIN

10.01                 Damage or Destruction.  Golf Manager shall promptly notify Hotel Manager and Owner upon learning of any potential or actual damage to or destruction of the Golf Facilities.  If any part of the Golf Facilities is damaged or destroyed, at Owner’s option, Golf Manager, in addition to the other duties enumerated herein, shall cause such damage to be repaired at Owner’s expense according to Golf Manager’s discussions with and instructions of Hotel Manager and Owner (including an approved budget therefore) and as provided in this Golf Agreement.  Alternatively, Owner may conduct such repairs with the full cooperation of Golf Manager, or Owner may determine not to perform such repairs, to rebuild in a manner different from pre-existing improvements or some combination thereof, pursuant to the Resort Management Agreement.

In the event Golf Manager is to proceed with repairs, Golf Manager, in coordination with Owner’s consultants, contractors, architects and other consultants, shall inspect, monitor and supervise all reconstruction or repair work on a periodic basis to ensure that the Golf Facilities is being repaired orderly, efficiently, and all in a manner approved in writing in advance by Hotel Manager, and Golf Manager shall advise and consult with Hotel Manager at such times as Hotel Manager shall request with respect to such reconstruction or repair.  The fees payable to Golf Manager for such activity shall be determined in an agreement between Owner and Golf Manager and shall not be included in the determination of “Operating Expenses” under the Resort Management Agreement.

Golf Manager acknowledges and agrees that the Owner has the right, in certain circumstances, to terminate the Resort Management Agreement following damage to or destruction of the Golf Facilities and that, pursuant to Section 8.04 hereof, such termination of the Resort Management Agreement will operate to automatically terminate this Golf Agreement.

10.02                 Eminent Domain.  After June 30, 2005, this Golf Agreement may be terminated by either Party on the date of a taking (no grace period shall apply) of either a fee interest in or a perpetual easement on, or a temporary use of for more than sixty (60) consecutive days, all or any part of the Golf Facilities that results in the Golf Facilities having less than eighteen (18) holes.  For purposes of this Golf Agreement, the term “Taking” shall mean a taking as a result of condemnation or eminent domain, or a conveyance by Owner in lieu thereof, of all or part of the Golf Facilities.  Golf Manager acknowledges and agrees that the Owner has the right, in certain circumstances, to terminate the Resort Management Agreement following a “Taking” (as defined therein) of the Golf Facilities and that, pursuant to Section 8.05 hereof, such termination of the Resort Management Agreement will operate to automatically terminate this Golf Agreement.

ARTICLE XI
COMMUNICATIONS FROM THIRD PERSONS

11.01                 Communications From Third Persons.  Golf Manager shall advise Hotel Manager and Owner immediately in person, by telephone, facsimile or hand delivery, with prompt confirmation by mail (including the sending of the document received by Golf Manager) of the service on Golf Manager of any summons, subpoena or similar legal document, or of the receipt by Golf Manager of any notices, letters or other communications setting forth or claiming any (i) actual or alleged potential criminal activity of Hotel Manager, Owner, or the Golf Facilities, or (ii) actual or alleged potential civil liability of Hotel Manager, Owner or the Golf Facilities in excess of Five Thousand Dollars ($5,000).  All other notices, letters or other communications related to any actual or potential liability shall be brought to the attention of the Hotel Manager’s general manager by Golf Manager no less often than weekly, together with concurrent copies to Owner.  At Hotel Manager’s option and upon reasonable notice to Golf Manager, any or all of these items shall be required to be brought to the attention of another representative of Hotel Manager, in lieu or in addition to the general manager.

ARTICLE XII
ASSIGNMENT

12.01                 Assignment by Golf Manager.

(a)                                  This Golf Agreement is personal to Golf Manager, and Golf Manager agrees that, except as provided in this Article 12.01, it shall not transfer this Golf Agreement or subcontract the performance of its duties hereunder, either voluntarily or by operation of law, without the advance written consent of Owner and Hotel Manager, which consent may be withheld in Owner’s or Hotel Manager’s sole discretion.  A “transfer” shall include a change in control of Golf Manager as evidenced by the transfer of the power to direct or cause the direction of the management and policies of Golf Manager, whether through the direct or indirect ownership of more than 50% of the outstanding voting interests or securities of Golf Manager, by contract or credit arrangement or otherwise, but shall exclude a public offering by Golf Manager of its securities pursuant to the Securities Act of 1933, as amended or any successor statutory provision.  Golf Manager shall have the right, without the consent (but upon written notice to, together with all legal documents) of Owner or Hotel Manager, to assign this Golf Agreement, whether by operation of law or otherwise,

(i)                                     to any wholly owned subsidiary of Golf Manager, or

(ii)                                  in connection with the sale of Golf Manager (whether by sale of substantially all of Golf Manager’s assets, a change in control of Golf Manager resulting from a transfer or issuance of member interest, partnership interest or stock, a merger, a consolidation or otherwise), provided, however, that in any such case the assignee/transferee thereafter (i) continues to operate the golf course and club management business of Golf Manager; (ii) has, on a pro forma basis, for the twelve months ending immediately prior to the assignment a net worth that equals or exceeds the average of Golf Manager’s net worth at the end of its preceding two (2) calendar years, and (iii) retains and employs not less than two thirds (2/3) of Golf Manager’s Key Employees, and, in addition (but included in such two thirds (2/3) calculation), at least one of the chief executive officer or chief operating officer, for at least twelve (12) months following the assignment or transfer, such Key Employees remaining in positions of authority and responsibility comparable to the positions held by such individuals prior to Golf Manager undertaking the negotiations that led to the assignment or transfer.  For the purposes hereof, “Key Employees” shall mean the corporate employees of Golf Manager holding the title of Senior Vice President or higher.  Hotel Manager shall have the right to terminate this Golf Agreement if any of conditions (i), (ii) or (iii) above are not satisfied continually or for the stated period.

(b)                                 As a condition precedent to an assignment, any assignee shall assume and agree in an Assignment and Assumption reasonably acceptable to Hotel Manager to be bound by all of the terms and provisions of this Golf Agreement for the benefit of Owner and Hotel Manager.  No Assignment and Assumption shall constitute or result in a release of Golf Manager from continuing responsibility and liability hereunder, jointly and severally with the assignee.  In the event Golf Manager is required under the terms of this Article 12.01 to seek the consent of Owner to a transfer in connection with a change of control, Golf Manager shall give to Owner and/or Hotel Manager written notice seeking such consent and Owner and Hotel Manager shall have sixty (60) days within in which to respond to such notice. In the event Golf Manager seeks such consent and Owner or Hotel Manager declines to so consent, if Golf Manager elects to proceed with such transfer, then Owner and Hotel Manager shall have the right to terminate this Golf Agreement.  Owner and Hotel Manager may exercise such right to terminate by sending written notice to Golf Manager to terminate at any time on or before the date that is ninety (90) days after Golf Manager’s and Owner’s receipt of notification from the Golf Manager regarding the consummation of such transfer.  The notice of election to terminate shall specify the effective date of the termination.  In the event Golf Manager attempts or completes an assignment that does not comply with this Article 12.01, such assignment or subcontracting shall be void, and Golf Manager shall be deemed to have committed a non-curable breach of this Golf Agreement.

12.02                 Assignment by Hotel Manager.  In the event Hotel Manager assigns its rights and obligations under the Resort Management Agreement to a third party in accordance with the provisions of Section 9.2 of the Resort Management Agreement, Hotel Manager shall have the right to concurrently assign its rights and obligations under this Golf Agreement to such assignee, subject to satisfaction of the terms and conditions set forth in Section 9.2 of the Resort Management Agreement.

12.03                 Assignment by Owner.  Owner may assign its rights under this Golf Agreement by contract, operation of law or otherwise, to any assignee of Owner’s rights under the Resort Management Agreement; provided that such assignee is a permitted assignee/transferee under Section 9.3 of the Resort Management Agreement.  Golf Manager and Hotel Manager shall recognize any such assignee of or successor to Owner as “Owner” under this Golf Agreement with all of the rights afforded to Owner hereunder, and will execute, within fifteen (15) days after recent, any documents which such assignee or successor to Owner may require to effectuate the provisions of this Article 12.03.  Notwithstanding the foregoing, upon the occurrence of (i) a transfer of (but not independent of) all or substantially all of Owner’s interest in the Golf Facilities or the Resort, or (ii) a “change in control” (as defined in Section

7.03 above), Owner shall pay to Golf Manager any amount remaining outstanding on the Supplemental Fee (as defined in Section 7.03 above); provided, however, no amounts shall be due from Owner in respect thereof if the transferee of the Golf Facilities or the Resort, as the case may be:  (a) agrees in writing to assume Owner’s obligations with respect to the Supplemental Fee; (b) has financial resources sufficient to enable it to satisfy the Owner’s obligations with respect to the Supplemental Fee; (c) is not generally recognized in the community as being of ill repute; and (d) has assumed and agreed to be bound by any of Owner’s then applicable obligations under this Golf Agreement with respect to the obligations thereunder accruing from and after the effective date of Owner’s transfer of its obligations under this Golf Agreement to the transferee.

12.04                 Effect of Permitted Assignment.  Any consent to a permitted assignment pursuant to this Article XII  shall not be deemed to be a consent to any future assignment or waiver of the requirement that consent be obtained for any further assignment.  Upon the completion of any permitted assignment hereunder , the assigning party shall be relieved of all liabilities and obligations under this Golf Agreement based on acts or omissions occurring on or after the effective date of the assignment; provided that no permitted assignment shall relieve the assigning party from its liabilities or obligations under this Golf Agreement based on acts or omissions occurring  prior to the effective date of the assignment .

ARTICLE XIII
TRADEMARKS

13.01                 Hotel Manager Trademarks.

(a)                                  The Resort, including the Golf Facilities, is to be operated under the name “The Westin Innisbrook Golf Resort” and Hotel Manager approves the same and represents that it has the power and authority to do so.  Accordingly, Golf Manager shall market and operate the Golf Facilities under the name “The Westin Innisbrook Golf Resort” and shall use the “Troon” name in connection with the Golf Facilities only in connection with Golf Manager’s corporate marketing as described in Article 4.01(y) above, or as expressly permitted by Hotel Manager, as provided in this Article 13.

(b)                                 Hotel Manager and/or an affiliate represent and warrant that they are the owner or licensee of the trade names, trademarks, service marks and copyrights associated with the names “WESTIN”, “STARWOOD HOTELS & RESORTS WORLDWIDE, INC.”, “STARWOOD HOTELS”, and other Starwood trademarks and logos (the “Starwood Marks”), including, but not limited to (x) the Westin trademarks and logos (the “Westin Marks”) and (y) the Sheraton trademarks and logos (the “Sheraton Marks”), all of which marks are referred to collectively as the “Affiliation Marks.”  Hotel Manager hereby grants to Golf Manager the right to use the Starwood Marks and the Westin Marks in the operation of the Golf Facilities and the conduct of business therein subject to the terms and conditions set forth in this Golf Agreement and for so long as the Resort Management Agreement exists.  Golf Manager shall not have the right to use the Starwood Marks or the Westin Marks in any other way, and shall have no right to use any of the other Affiliation Marks.  The standards for use and reproduction of the Starwood Marks and the Westin Marks are attached as Exhibit I and Exhibit J, respectively.

(c)                                  Golf Manager shall maintain the quality of the services provided in conjunction with the Affiliation Marks at a level which is satisfactory to Hotel Manager and at all times in compliance with the specifications furnished by Hotel Manager, which level and specifications shall be reasonably consistent with those ordinarily observed by, and imposed upon, other operations at the Resort and other first-class resorts with golf facilities in the Tarpon Springs, Florida area.  Hotel Manager shall have the right to enter the Golf Facilities at any time during normal business hours for the purpose of ensuring that Golf Manager is in fact complying with the requirements of this Golf Agreement.

(d)                                 The rights granted to Golf Manager in this Article 13 shall be non-assignable and, upon any assignment or attempted assignment of such rights by Golf Manager, all of the Golf Manager’s rights under this Article 13 shall be immediately forfeited and terminated.

(e)                                  Golf Manager acknowledges that Hotel Manager is the owner or licensee of all right, title and interest in and to the Affiliation Marks and the good will associated therewith, and Golf Manager agrees never to contest Hotel Manager’s title thereto or the validity of any service mark, trademark or trade name application for registration therefor filed or registration therefor obtained by Hotel Manager.  Golf Manager agrees to execute any and all documents necessary to maintain all of Hotel Manager’s rights in the Affiliation Marks and to complete any other actions necessary to perfect Hotel Manager’s rights in the Affiliation Marks.  All use of the Affiliation Marks by the Golf Manager shall inure to the benefit of Hotel Manager.  Golf Manager acknowledges that Golf Manager shall acquire no ownership rights in the Affiliation Marks through the use thereof and that any and all rights that may arise through Golf Manager’s use of the Affiliation Marks are the sole and exclusive property of Hotel Manager.

(f)                                    Hotel Manager shall have the exclusive right to determine the existence of infringement of the Affiliation Marks and Golf Manager shall have no right whatsoever to file or maintain a suit for infringement of the Affiliation Marks.

(g)                                 Hotel Manager may require Golf Manager to use the Hotel Manager’s designated trademark or copyright notation either on or, as appropriate, adjacent to the Affiliation Marks and on all advertising or promotional literature upon which the Affiliation Marks appear.

(h)                                 Golf Manager shall not use any Affiliation Marks, or make any reference to the existence or terms of this Golf Agreement, in any publicity or advertising without the prior approval of Hotel Manager, which approval may be withheld in Hotel Manager’s sole discretion.

(i)                                     Upon termination of the Golf Agreement, Golf Manager agrees to immediately discontinue all use of the Affiliation Marks and to refrain from using any trade name, trademark or service mark confusingly similar to the Affiliation Marks.

13.02                 Golf Manager Trademarks.

(a)                                  Except as described in Article 4.01(y) or as expressly approved by Hotel Manager, Golf Manager shall not use the name “Troon” or any other trademark or logo owned by Golf Manager in connection with the identification, promotion or operation of the Golf

Facilities, nor shall Golf Manager include merchandise with the “Troon” logo in the inventory of the retail facilities within the Golf Facilities, it being understood, as provided above, that the Golf Facilities are to be marketed and operated under the name “The Westin Innisbrook Golf Resort.”  Subject to Hotel Manager’s consent, in its sole discretion, Golf Manager’s “Troon” logo may be included in an approved secondary location and size on apparel sold at the Golf Facilities.

(b)                                 In the event Hotel Manager consents to any use of the “Troon” name in any manner in connection with the identification, promotion, or operation of the Golf Facilities, the following general provisions shall apply:

(i)                                     Hotel Manager acknowledges that Golf Manager is the owner or licensee of all right, title and interest in and to or is the licensee of the trademark Troon®, and others (the “Troon Marks”) and the good will associated therewith, and Hotel Manager agrees never to contest Golf Manager’s title thereto or the validity of any service mark, trademark or trade name application for registration therefor filed or registration therefor obtained by Golf Manager.  Hotel Manager agrees to execute any and all documents necessary to maintain all of Golf Manager’s rights in the Troon Marks and to complete any other actions necessary to perfect Golf Manager’s rights in the Troon Marks.  All use of the Troon Marks by the Hotel Manager shall inure to the benefit of Golf Manager.  Hotel Manager acknowledges that Hotel Manager shall acquire no ownership rights in the Troon Marks through the use thereof and that any and all rights that may arise through Hotel Manager’s use of the Troon Marks are the sole and exclusive property of Golf Manager.

(ii)                                  Golf Manager shall have the exclusive right to determine the existence of infringement of the Troon Marks and Hotel Manager shall have no right whatsoever to file or maintain a suit for infringement of the Troon Marks.

(iii)                               Hotel Manager shall not use any Troon Marks, or make any reference to the existence or terms of this Golf Agreement, in any publicity or advertising without the prior approval of Golf Manager, which approval may be withheld in Golf Manager’s sole discretion.

(iv)                              Upon termination of the Golf Agreement, Hotel Manager agrees to immediately discontinue all use of the Troon Marks and to refrain from using any trade name, trademark or service mark confusingly similar to the Troon Marks.

13.03                 Trademarks.  Golf Manager shall comply with the terms and provisions of Article 11 of the Resort Management Agreement with respect to the “The Westin Innisbrook Golf Resort” name.

ARTICLE XIV
OTHER AGREEMENTS

14.01                 Customer Lists.  Hotel Manager and Owner has unlimited access to guest information relating directly to the Golf Facilities and Resort, and may use such information for any purpose.  Golf Manager shall make available to Hotel Manager and Owner its guest information relating to the Golf Facilities for use as determined by Hotel Manager as Owner, as the case may be.

Golf Manager shall have access to and may use lists of Golf Facilities patrons to perform its obligations under this Golf Agreement, but in no event may Golf Manager use such information to promote Affiliated Facilities or the preferred customer program operated by Golf Manager, except as expressly authorized below, or make such lists or related data available to third parties.  Hotel Manager may specifically authorize Golf Manager to use such information, and/or Hotel Manager may provide access to Golf Manager to guest information relating to the Resort for persons who do not use the Golf Facilities, and/or guest information from other projects managed by Hotel Manager or affiliates, pursuant to the express written terms of a Cross Marketing Program.  Golf Manager and its affiliates shall make no use of and shall have no rights to such data after the completion of the specific Cross Marketing Program, and in no event may such data or any derivative data be used by Golf Manager and its affiliates after expiration or termination of the Term except to the extent that such persons have responded to such a Cross Marketing Program.

Golf Manager may provide access to its customer data relating to other properties pursuant to the express terms of a Cross Marketing Program; provided, however, that Hotel Manager and its affiliates shall make no use of and shall have no rights to such data after the completion of the specific Cross Marketing Program and in no event may such data or any derivative data be used by Hotel Manager and its affiliates after expiration or termination of the Term except to the extent that such persons have responded to such a Cross Marketing Program.

For purposes of this Article 14.01, “Cross Marketing Program” shall mean advertising and other promotional efforts conducted on a one-time basis or conducted over time, conducted in each instance pursuant to parameters agreed to in advance in writing by Hotel Manager and Golf Manager.  Either party may at any time withdraw approval for future advertising or other promotional efforts under a cross marketing program or require changes thereto.

With respect to data for which access is terminated as provided above, the Party required to terminate access thereto shall provide reasonable notice of such termination to the other Party.

14.02                 Estoppel Certificates.  On request at any time, and from time to time, during the term of this Golf Agreement, either Party shall execute, acknowledge, and deliver to the other Party or any mortgagee of the Golf Facilities, within five days following such Party’s receipt of written request therefor, a certificate:(i) certifying that this contract has not been modified and is in full force and effect, (or, if there have been modifications, that the same is in full force and effect as modified and specifying the modification); (ii) stating whether, to the best knowledge of the signatory of such certificate, any default exists, including any Event of Default, and if so specifying each default of which the signatory may have knowledge; and (iii) providing any additional information reasonably requested by such Party or Owner or a mortgagee; provided, however, in no event shall any Party be required to agree to any modifications or waivers with respect to the Golf Agreement or other agreements then in effect between Hotel Manager and Golf Manager.

14.03                 Course Closure.  In order to coordinate use of the Golf Facilities, the Golf Manager and Hotel Manager shall agree as long as possible in advance on the period when each golf course shall be closed for seeding or other necessary purposes.

14.04                 Use of Golf Facilities by Hotel Manager.  Hotel Manager’s executive staff (general manager, operations manager, director of sales and marketing, controller, and their guests) and Owner’s board of directors, executives, staff and their guests, shall be able to play golf without charge for greens and cart fees at times when tee times are available.  Hotel Manager’s sales and marketing staff and their sales prospects and convention and event planners shall be able to play golf without charge for greens and cart fees in connection with a legitimate business development effort when approved in writing by the director of sales and marketing, the general manager or the operations manager, and when tee times are available.

14.05                 Unrecovered Charges.  Unrecovered charges (i.e., unpaid Guest bills) shall be proportionately allocated back to the sources of the charges.  In addition, Hotel Manager, including Hotel Manager’s customer service staff, shall have the authority to resolve Guest-related complaints involving the Golf Facilities without the consent of the Golf Manager, including by refunding or discounting Golf Facilities (greens and cart fees) charges and other reparations.  Golf Manager will fully cooperate with Hotel Manager, including providing required information to enable Hotel Manager to resolve complaints consistent with Hotel Manager’s policies and determinations.  The Golf Facilities will proportionately participate in Hotel Manager’s internal charges for addressing complaints by a charge to Operating Expenses, based on the Golf Facilities’ relative share of charges subject to the complaint.

14.06                 Relocation of Troon Institute.  In the event that portion of the Resort known as “Parcel F” is sold during the Term of this Agreement, Golf Manager agrees that it shall cooperate in any request from Owner or Hotel Manager to relocate the Troon Golf Institute from its current location as shown on Exhibit K attached hereto to the location shown on Exhibit L attached hereto at Owner’s expense and on terms and conditions to be agreed upon by Golf Manager, Hotel Manager and Owner.

14.07                 Non-Competition.  Golf Manager shall not, during the Term of this Golf Agreement, without Owner’s prior written approval in each instance, which may be withheld in Owner’s sole and absolute discretion, enter into any new management or consulting agreements for or relating to, or make any new investment in, any “golf destination resort” located within a fifty (50) mile radius of the Resort (the “Radius Restriction”), along with any of the following golf destination resorts:  (i) PGA National Golf Resort, (ii) Saddlebrook Resort, (iii) Marriott Sawgrass Resort, (iv) Grand Cypress Resort, and (v) PGA Village, Port St. Lucie (regardless of whether such resorts fall inside or outside of the Radius Restriction); provided, however, the sole exception to the prohibition against Golf Manager entering into a management or consulting agreement for or at any golf destination resorts subject to the Radius Restriction or with respect to the aforesaid five (5) golf destination resorts shall be with respect to any of the aforesaid golf destination resorts during the period that they may be owned by either of Starwood Hotels & Resorts Worldwide, Inc. or Goldman Sachs & Co., or entities controlled by either or both of such persons.  In the event Golf Manager obtains and proceeds to enter into any such management or consulting agreement, Golf Manager shall pay to Owner within thirty (30) days after Golf Manager’s actual receipt thereof (without demand, deduction, offset or delay) a royalty equal to

20% of the management fee or consulting fee income received by Golf Manager from such management or consulting agreement during the Term of this Golf Agreement.  The Parties acknowledge and agree that any breach by Golf Manager of this Article 14.07 may result in irreparable injury to Owner and, therefore, Golf Manager agrees and consents that, in addition to any other remedies that may be available to it at law or equity (which shall include, without limitation, the right to seek monetary damages (including, without limitation, the right to seek damages related to lost profits at the Resort) which may be greater than the amount paid by Hotel Manager to Golf Manager under this Golf Agreement), as well as the termination of this Golf Agreement, Hotel Manager or Owner shall be entitled to a temporary restraining order and a permanent injunction to prevent a breach or contemplated breach of this Article 14.07.  For the purposes hereof, a “golf destination resort” shall mean a golf course or courses physically integrated with a lodging component (which shall include transient lodging (e.g., a traditional hotel) along with rental pool, timeshare or interval ownership, facilities) and that are together marketed as a golf destination, and at which guests of the lodging component, utilize more than 40% of the tee times (determined on a historical basis at an existing golf facility and on the developer’s development pro forma for a golf facility under construction) available at such golf facility in any year.  Notwithstanding anything to the contrary in the foregoing, this Article 14.07 shall not be applicable to golf facilities that are exclusively private clubs (i.e., golf facilities that have neither a resort play or other public play component). Golf Manager agrees that the terms of this Article 14.07 (including, without limitation, the duration and the Radius Restriction) are reasonable and that any breach of or default by Golf Manager of this Section 14.07 will cause damage to Hotel Manager and Owner in an amount difficult to ascertain.  Accordingly, notwithstanding anything to the contrary herein, in addition to any other relief to which Hotel Manager and Owner may be entitled, Hotel Manager and/or Owner shall be entitled, without proof of actual damages, to such injunctive relief as may be ordered by any court of competent jurisdiction, including, without limitation, any injunction restraining any violation of this Section 14.07.

14.08                 Mortgage.  Golf Manager acknowledges that Owner shall have the right to encumber all of the assets that comprise the Resort, any part thereof, or any interest therein, including the real estate on which the Resort is to be constructed, the Resort building and all improvements thereto, all receivables relating to the Resort and all FF&E and hotel equipment and operating supplies placed in or used in connection with the operation of the Resort as contemplated in any mortgage that is entered into by Owner, and to assign to any mortgagee as collateral security for any loan secured by the mortgage, all of Owner’s right, title, and interest in and to this Golf Agreement.

14.09                 SNDAs.  Golf Manager agrees that, upon request of Owner, Golf Manager shall execute one or more subordination, non-disturbance and attornment agreement(s) in the form attached hereto as Exhibit M.

ARTICLE XV
DISPUTE RESOLUTION

15.01                 Alternative Dispute Resolution Required.  Except as otherwise permitted under Article 14.07, the Parties shall resolve any dispute that may arise in connection with this Golf Agreement through a two-step resolution process administered by

J.A.M.S./Endispute, Inc. or its successors and according to the procedures set forth in Article 10 of the Resort Management Agreement.

ARTICLE XVI
MISCELLANEOUS PROVISIONS

16.01                 Miscellaneous.

(a)                                  Benefit of Owner.  The Parties understand and agree that each of the representations and warranties of each of the Parties set forth herein are for the benefit of Owner and that Owner is relying on the truth, accuracy and completeness of such representations and warranties in its execution and delivery of this Golf Agreement.  The Parties further agree that Owner is a third party beneficiary of this Golf Agreement, and the Parties shall not amend, restate, modify, terminate or waive any provision hereof without Owner’s prior written consent in each instance, which consent may be denied in Owner’s sole and absolute discretion.

(b)                                 Unenforceability.  Unenforceability for any reason of any provision of this Golf Agreement shall not limit or impair the operation or validity of any other provision of this Golf Agreement; provided, however, that in lieu of such unenforceable provision, there shall be added automatically as a part of this Golf Agreement a provision as similar in terms to such unenforceable provision as may be possible and be enforceable.

(c)                                  Counterparts.  This Golf Agreement may be executed in any number of counterparts, and by each Party hereto in separate counterparts, each of which when executed shall be deemed to be an original instrument, but all of which together shall constitute one and the same instrument.

(d)                                 Cooperation.  The Parties shall cooperate with each other to execute and deliver such instruments and documents and take such actions as may be required, or as a party may reasonably deem desirable, to effectuate the provisions and intent of this Golf Agreement.  The Parties agree to cooperate with each other in the management of the Golf Facilities as provided herein, and each Party shall endeavor, in good faith, to promptly resolve any conflicts or issues that arise under this Golf Agreement.  Golf Manager’s duty to cooperate shall extend to cooperating with Hotel Manager in any disputes with Owner concerning the operation of the Golf Facilities and may require Golf Manager to participate in mediation or arbitration, but any costs or expenses incurred by Golf Manager in connection with its participation in such disputes or proceedings at the request of Hotel Manager shall be reimbursed to Golf Manager by Hotel Manager or Owner.

(e)                                  Non-Waiver.  Failure of either Party to exercise any right hereunder or to enforce any breach hereof shall not operate as a waiver of such right or breach or of any other right or breach.  Failure on the part of either Party to notify the other Party of any breach or default hereunder, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights or remedies under this Golf Agreement.

(f)                                    Entire Agreement.  This Golf Agreement represents the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings of the Parties concerning the same.  No provision of this Golf Agreement shall be waived or altered or otherwise amended except pursuant to an instrument in writing signed by the Party to be charged and no consent to any departure by any Party from the provisions of this Golf Agreement shall be effective except pursuant to an instrument in writing signed by the party who is claimed to have so consented and then such consent shall be effective only in the specific instance and for the specific purpose for which given.

(g)                                 Attorneys’ Fees.  In the event suit is brought or an attorney is retained by either Party to this Golf Agreement to enforce the terms of this Golf Agreement or to collect for the breach hereof or for the interpretation of any provision herein in dispute, the prevailing Party shall be entitled to recover, in addition to any other remedy, reasonable attorneys’ fees, court costs, costs of investigation and other related expenses incurred in connection therewith.  If suit is commenced, attorneys’ fees shall be fixed by the court.

(h)                                 Interpretation.  This Golf Agreement shall be construed according to its fair meaning and neither for nor against either Party hereto irrespective of which Party caused the same to be drafted.  Each of the Parties acknowledges that it has been, or has had the opportunity to be, represented by an attorney in connection with the preparation and execution of this Golf Agreement.  The section headings in this Golf Agreement shall not affect its interpretation.

(i)                                     Binding Effect.  This Golf Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.  Except as expressly provided herein, no person or entity other than the Parties hereto shall obtain any rights or benefits under or by virtue of this Golf Agreement.

(j)                                     Controlling Law.  This Golf Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina without regard to its choice of law principles.

(k)                                  Capacity.  Each person signing below represents and warrants that he or she is fully authorized to execute and deliver this Golf Agreement in the capacity set forth beneath his or her signature.

(l)                                     Owner’s Approval.  In any instance where Owner’s prior written approval is required under this Golf Agreement, Golf Manager may accept Hotel Manager’s representation that such Owner’s approval has been obtained by Hotel Manager unless Owner advises Golf Manager in writing to the contrary, excepting, however, in the case of the provisions in Sections 4.01(g), 4.01(s), 5.01, 8.02, 8.03, 9.01, 10.01, 12.01 and Article XXIV, and in the case of any amendment or termination of this Golf Management Agreement, Owner’s actual, direct written approval shall be required.

(m)                               Telecopy Signatures.  Signatures to this Golf Agreement transmitted by telecopy shall be valid and effective to bind the Party so signing; provided, however, that such party shall thereafter promptly deliver an execution original of this Golf Agreement with its actual signature.  Each party to this Golf Agreement agrees to be bound by its own telecopied signature and to accept the telecopied signature of the other Party to this Golf Agreement.

(n)                                 Notices.  Unless otherwise expressly provided in this Golf Agreement, all consents, approvals, notices or other communications provided for in this Golf Agreement shall be in writing and shall be delivered personally during normal business hours, or sent by a nationally recognized overnight delivery service (such as FedEx) as follows:

If to Hotel Manager:	With a copy to:

Westin Management Company South	Starwood Hotels & Resorts Worldwide, Inc.
c/o Starwood Hotels and Resorts Worldwide, Inc.	1111 Westchester Avenue
1111 Westchester Avenue	White Plains, New York 10604
White Plains, New York 10604	Fax (914) 640-8260
Fax (914) 640-8260	Attention: General Counsel
Attention: General Manager

If to Golf Manager:	With a copy to:

Troon Golf L.L.C.	Troon Golf L.L.C.
15044 North Scottsdale Road, Suite 300	15044 North Scottsdale Road, Suite 300
Scottsdale, Arizona 85254	Scottsdale, Arizona 85254
Tel: (480) 606-1000	Tel: (480) 606-1000
Fax: (480) 606- 1010	Fax: (480) 606-1010
Attention: President	Attention: Mr. Timothy S. Schantz

If to Owner:

GTA-IB LLC	With a copy to:
c/o Golf Trust of America, Inc.	O’Melveny & Myers LLP
14 North Adgers Wharf	275 Battery Street, Suite 2600
Charleston, South Carolina 29401	San Francisco, California 94111-3305
Tel: (843) 723-4653	Tel: (415) 984-8833
Fax: (843) 723-0479	Fax: (415) 984-8701
Attention: Mr. W. Bradley Blair, II	Attention: Peter T. Healy, Esq.

or at such other addresses (and facsimile numbers) as from time to time are designated by notice to the other Party.  Any notice personally delivered shall be deemed given on the date of delivery or refusal.  Any notice sent by overnight delivery service shall be deemed given upon the date such notice was properly deposited and prepaid, with the overnight delivery service for delivery the following business day; provided, however, the time period within which a response to any such notice must be given shall not commence to run until the following business day.  A copy of any such notice shall, concurrently with such delivery or sending, be transmitted by facsimile to the receiving Party at the facsimile number indicated.  Upon request, a Party shall send copies of any notice or communication by ordinary mail as instructed by the other Party.

(o)                                 Confidentiality.  Owner and the Parties agree that the matters set forth in this Golf Agreement are strictly confidential.  In addition, Owner and the Parties agree to keep strictly confidential all information of a proprietary or confidential nature about or belonging to a party to which the other party gains or has access by virtue of the relationship between the parties.

Except as disclosure may be required to obtain the advice of professionals or consultants, or financing for the Resort from an institutional lender, or in furtherance of a permitted assignment of this Golf Agreement, or as may be required by law or by the order of any government, governmental unit or tribunal including, without limitation, the Securities and Exchange Commission (and the rules and regulations promulgated thereunder or thereby), each party shall make every effort to ensure that such information is not disclosed to the press or to any other third person or entity without the prior consent of the other Party.  The obligations set forth in this Section 16.01 shall survive any termination of this Golf Agreement.  The Parties shall coordinate with one another on all public statements whether written or oral and no matter how disseminated, regarding their contractual relationship as set forth in this Golf Agreement, or the performance by either of them of their respective obligations under this Golf Agreement.

16.02                 Compliance with Laws.  Owner, Hotel Manager and Golf Manager shall, as an expense of the Golf Facilities, and to the extent of their respective responsibilities under this Golf Agreement, endeavor to assure that the business being conducted at the Golf Facilities shall comply with all statutes, ordinances, laws, rules and regulations, orders and requirements of any federal, state and local government or department having jurisdiction with respect to the use, ownership or operation of the Resort, including orders of the local Board of Fire Underwriters or any other body that may have similar functions.

16.03                 No Partnership.  Nothing contained in this Golf Agreement is intended to give rise to nor shall be construed to give rise to or create a partnership, joint venture, or lease between Hotel Manager and Golf Manager.

16.04                 Jurisdiction and Venue.  The Parties agree that the appropriate state or federal court with subject matter jurisdiction in South Carolina is the exclusive venue for any litigation between the Parties concerning this Golf Agreement.  Each Party hereby waives any right to transfer or change venue of any litigation brought in any court of competent jurisdiction by any other Party to enforce its rights under this Golf Agreement.

16.05                 Due Diligence.  Golf Manager has inspected the Golf Facilities and is satisfied as to the present condition of the Golf Facilities and its ability to manage the Golf Facilities in a manner fully consistent with the terms of this Golf Agreement.

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IN WITNESS WHEREOF, this instrument has been duly executed as of the Effective Date.

“Hotel Manager”

WESTIN MANAGEMENT COMPANY SOUTH,
a Delaware Corporation

By	/s/ Nadine Greenwood
	Its	Authorized Signatory

“Golf Manager”

TROON GOLF L.L.C., a Delaware limited liability company

By	/s/ Timothy S. Schantz
	Its	Executive Vice President

OWNER CONSENT AND AGREEMENT TO CERTAIN PROVISIONS

The undersigned, being the Owner identified in the foregoing Golf Agreement, hereby consents to the execution of the Golf Agreement and agrees that execution and performance of the Golf Agreement shall not be interpreted to be inconsistent with or in violation of the Resort Management Agreement between the undersigned Owner and Hotel Manager.  Owner agrees and acknowledges that (a) Hotel Manager is executing the Golf Agreement as agent for and on behalf of Owner, (b) Owner is responsible for all monies due Golf Manager pursuant to the express terms of the Golf Agreement, including the Base Management Fee, the Supplemental Fee and all other fees and expenses payable or reimbursable to Golf Manager, and for all other obligations due Golf Manager under the Golf Agreement, such that if and to the extent Hotel Manager does not pay or perform any such item, Owner is fully responsible therefore, and (c) Owner hereby approves the terms and provisions of the Golf Agreement.  Owner acknowledges this Golf Agreement is entered into pursuant to an affiliation relationship between Golf Manager and an affiliate of Hotel Manager, relating to various golf courses at Hotel Manager’s and its affiliates’ resorts.  However, Owner acknowledges that all terms, provisions and financial matters related to management and operation of the Golf Facilities are set forth in the Golf Agreement.  Owner shall not be bound by any modification of the Golf Agreement unless or until it approves the same in writing.

Dated this 15th day of July, 2004.

GTA-IB, LLC, a Florida limited liability company

By:	/s/ W. Bradley Blair, II
	Its	President